UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NTELOS HOLDINGS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 22, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Tuesday, May 1, 2012, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174. We are holding the meeting to:

1.	Elect eight directors to serve until the 2013 Annual Meeting of Stockholders;

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012; and

4.	Transact any other business that may properly come before the meeting.

If you owned our common stock at the close of business on March 5, 2012, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Waynesboro, Virginia, for the ten days prior to the meeting for any purpose related to the meeting.

We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials, as well as a copy of the Notice, by mail.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the internet. If you received a proxy card by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. The proxy materials include details on how to vote by these three methods. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card.

Sincerely yours,

James A. Hyde
Chief Executive Officer

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NTELOS HOLDINGS CORP.

1154 Shenandoah Village Drive

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held May 1, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (“Board” or “Board of Directors”) is soliciting proxies for our 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be held on Tuesday, May 1, 2012, at 9:00 a.m. local time at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174. Our principal executive offices are located at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, and our telephone number is (540) 946-3500.

The proxy materials, including this proxy statement, a proxy card and our Annual Report for our fiscal year ended December 31, 2011, are being made available on the internet and, in some cases, are being distributed to our stockholders on or about March 22, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2012 Annual Meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders with access to our proxy materials over the internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 22, 2012, to our stockholders who owned our common stock at the close of business on the record date, March 5, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or by email. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Q:	Who may vote at the 2012 Annual Meeting?

A:	Our Board set March 5, 2012, as the record date for the 2012 Annual Meeting. If you were a stockholder of record of our common stock at the close of business on March 5, 2012, you are entitled to receive notice of, and you may attend and vote at, the 2012 Annual Meeting. Each stockholder is entitled to one vote for each share of common stock, $0.01 par value per share (“Common Stock”), held on all matters to be voted on. As of March 5, 2012, there were 21,178,307 shares of Common Stock outstanding and entitled to vote at the 2012 Annual Meeting.

Q:	What is the quorum requirement for the 2012 Annual Meeting?

A:	A majority of our outstanding shares of Common Stock as of the record date must be present at the 2012 Annual Meeting in order to hold the 2012 Annual Meeting and conduct business. This is called a quorum.

Your shares will be counted as present at the 2012 Annual Meeting if you:

•	are present and entitled to vote in person at the 2012 Annual Meeting; or

•	have properly submitted a proxy card or voted by telephone or over the internet.

Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the 2012 Annual Meeting?

A:	There are three proposals scheduled to be voted on at the 2012 Annual Meeting:

•	Election of eight members of our Board named herein to serve until the 2013 Annual Meeting of Stockholders;

•	Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider any other business that properly comes before the 2012 Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the 2012 Annual Meeting, the persons named in the enclosed proxy card are entitled to vote the shares they represent in their discretion.

The Board recommends a vote “FOR” all of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

Q:	Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:	We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the internet. Accordingly, we have sent to our stockholders of record and beneficial owners a Notice regarding internet availability of proxy materials. Instructions on how to access the proxy materials over the internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive in the future proxy materials in printed form by mail or electronically. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Q:	Why did I receive a full set of proxy materials and a Notice regarding the internet availability of proxy materials in the mail instead of only a Notice?

A:	We are providing paper copies of the proxy materials, together with a copy of the Notice, instead of providing only a Notice, to stockholders who have previously requested to receive paper copies of the proxy materials. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided on your proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the internet by going to www.envisionreports.com/ntls and clicking on “Proxy Information.” Please have your 15 digit control number available. Your 15 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 15 digit control number can be found on your proxy card. If you requested and received your proxy materials by email, your 15 digit control number can be found in the email notice.

Our proxy materials are also available at our Investor Relations website at ir.ntelos.com.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the 2012 Annual Meeting.

Q:	How may I vote my shares in person at the 2012 Annual Meeting?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the 2012 Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the 2012 Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2012 Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the 2012 Annual Meeting. Proof of stock ownership as of the record date (such as a bank or brokerage account statement) and a form of personal identification (such as a valid driver’s license or passport) will be required for admission to the 2012 Annual Meeting. The 2012 Annual Meeting will be held at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174.

Q:	How can I vote my shares without attending the 2012 Annual Meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the 2012 Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet—If you are a stockholder of record and you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card. If you are a beneficial owner of shares of Common Stock, held in street name, your broker or other nominee will send you a request for directions for voting those shares. Many brokers, banks and other institutions serving as nominees (but not all) participate in a program that offers internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. If available, follow the instructions on the broker provided Notice of Internet Availability of Proxy Materials to access our proxy materials and vote using the internet.

By Mail—If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record. If you are a registered stockholder of record and you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxies on the proxy card, who were elected to serve in such capacity by our Board, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as such proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2012 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the 2012 Annual Meeting, assuming that a quorum is obtained.

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:	A broker or other nominee generally has discretionary authority to vote on “routine” matters for which they have not received voting instructions from beneficial owners. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3), is considered routine under applicable rules. Therefore, no broker non-votes are expected to exist in connection with Proposal 3. The election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 2) are matters considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on “non-routine” matters, and, therefore, there may be broker non-votes on Proposals 1 and 2. “Broker non-votes” are not considered present, in person or represented by proxy, and entitled to vote at the 2012 Annual Meeting with respect to the matters to which they apply; however, as noted above, “broker non-votes” will be included for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Q:	How many votes are required to approve each proposal?

A:	Proposal 1: Election of Directors. Assuming a quorum is present, to be elected, the director nominees, Timothy G. Biltz, Rodney D. Dir, Jerry V. Elliott, Steven G. Felsher, Daniel J. Heneghan, Michael Huber, James A. Hyde and Ellen O’Connor Vos, must receive a plurality of the votes of shares cast at the 2012 Annual Meeting. This means that the eight nominees receiving the highest number of “FOR” votes will be elected.

As Proposal 1 will be considered a “non-routine” matter, your broker will NOT be able to vote your shares with respect to this proposal without your instruction. Any such “broker non-votes” will have no effect on the voting on this proposal.

Proposal 2: Approval of a non-binding advisory resolution approving the compensation of our named executive officers. This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved by the stockholders if this proposal receives an affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote at the 2012 Annual Meeting. Abstentions will have the same effect as a vote against this proposal. As Proposal 2 will be considered a “non-routine” matter, your broker will NOT be able to vote your shares with respect to this proposal without your instruction. Any such “broker non-votes” will have no effect on the voting on this proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. Abstentions will have the same effect as a vote against this proposal. Proposal 3 will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the 2012 Annual Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the internet, either of which must be completed by 11:59 p.m. Eastern Time on April 30, 2012 (your latest telephone or internet proxy is counted); or by attending the 2012 Annual Meeting and voting in person. Attending the 2012 Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the 2012 Annual Meeting?

A:	The preliminary voting results will be announced at the 2012 Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the 2012 Annual Meeting. If our final voting results are not available within four business days after the 2012 Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors

Our bylaws provide that the Board of Directors shall, subject to compliance with the Shareholders Agreement, consist of such number of directors as determined from time to time by resolution of the Board. The current size of the Board of Directors is fixed at eight, and we currently have eight directors. The Board of Directors held 17 meetings in 2011. During 2011, each member of the Board of Directors currently standing for election attended at least 96% of the aggregate number of (1) meetings of the full Board of Directors and (2) meetings held by all committees of the Board of Directors on which the director served. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Timothy G. Biltz, Rodney D. Dir, Jerry V. Elliott, Steven G. Felsher, Daniel J. Heneghan, Michael Huber and James A. Hyde and Ms. Ellen O’Connor Vos are standing for re-election as directors to the Board of Directors at the 2012 Annual Meeting of Stockholders, each to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that the following nominees are “independent” under applicable listing standards of the NASDAQ Stock Market (“NASDAQ”) as discussed below under “Corporate Governance Matters—Director Independence”: Messrs. Biltz, Dir, Elliott, Felsher, Heneghan and Huber and Ms. Vos. On October 31, 2011, we successfully separated our wireless and wireline business by spinning-off Lumos Networks Corp. (“Lumos”) as an independent, publicly traded company, which transaction we refer to herein as the “Business Separation.” In connection with the Business Separation, each of Robert E. Guth, Julia B. North and Jerry E. Vaughn resigned as members of our Board of Directors effective October 31, 2011 to become members of the Board of Directors of Lumos. On October 28, 2011, our Board of Directors elected Messrs. Dir and Elliott and Ms.Vos. to fill those vacancies.

Pursuant to the terms of the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. The Quadrangle Entities have nominated Messrs. Felsher and Huber and Ms. Vos for election at the 2012 Annual Meeting of Stockholders. Mr. Hyde is our Chief Executive Officer and has been nominated by the Board of Directors in accordance with the Shareholders Agreement.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2012 Annual Meeting of Stockholders:

Timothy G. Biltz, age 53, has been a director since December 21, 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. SpectraSite filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in November 2003 and emerged from bankruptcy in February 2004. From 1989 to 1999, Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility, ultimately serving as the Executive Vice President and Chief Operating Officer, responsible for sales, marketing, information technology, distribution, operations and human resources. Mr. Biltz also serves on the Board of Directors of Cleveland Unlimited Inc., a prepaid wireless provider. Mr. Biltz previously served on the Board of Directors and Audit Committee of Horizon PCS, Inc., a wireless services provider, from August 2004 until July 1, 2005 and, after Horizon PCS Inc.’s merger with iPCS, Inc., from July 2005 through December 2009. Mr. Biltz served as Chairman of the Board of Directors of iPCS, Inc. from November 2006 through December 2009. Mr. Biltz previously served on the Board of Directors of SpectraSite, Inc. from June 2004 to August 2005.

Mr. Biltz’s substantial experience in the telecommunications industry, including his breadth of experience in wireless service and infrastructure, is essential to our Board of Directors in understanding and evaluating our business. Mr. Biltz’s previous senior leadership positions and service on our Board of Directors and other private and public company boards have given him valuable experience with executive compensation and human resources issues, which are important to his position as chairperson of the Compensation Committee.

Rodney D. Dir, age 53, has been a director since October 31, 2011. Mr. Dir is currently the President and Chief Executive Officer of Spectrum Bridge, Inc., a wireless spectrum management company, a position he has held since May 2011. From 2007 to 2011, he served as the Chief Operating Officer of Firethorn Holdings, Inc., a privately-held company and provider of mobile banking and mobile commerce services, which was acquired by Qualcomm Incorporated as a wholly-owned subsidiary in November 2007. From 2005 to 2007, he served as the Chief Operating Officer of Cincinnati Bell, Inc., a publicly-traded company and provider of telecommunication services. Between 1984 and 2005, Mr. Dir served in various positions having increasing levels of responsibility with various telecom companies, including T-Mobile, Powertel and GTE.

Mr. Dir’s operational experience gained from holding senior leadership positions with major companies in the telecom industry is essential to our Board of Directors. Additionally, his substantial experience and knowledge of wireless infrastructure and accounting matters assists our Board of Directors in understanding and evaluating such matters.

Jerry V. Elliott, age 52, has been a director since October 31, 2011. Mr. Elliott is currently the owner of Jerry Elliott Interests, LLC, a provider of strategic capital to select businesses. From 2009 to 2011, he served as Chief Financial Officer and Chief Administrative Officer of The Weather Channel, a digital media and cable network. In 2009, he served as the Chief Financial Officer of Virgin Media, a provider of wireless, cable high speed cable and wireline communication services in the United Kingdom. In 2008, he served as Chief Operating Officer and Chief Financial Officer of Cengage Learning, Inc., a digital and print provider of higher education materials. From 2006 to 2007, Mr. Elliott served as the President and Chief Executive Officer of Global Signal, Inc., the owner, lessor and manager of communication towers and other communications sites. In 2006, Mr. Elliott served as President and Board member of Frontier Communications, a publicly-traded provider of communication services.

Mr. Elliott’s operating experience as a chief executive officer, particularly in the telecom sector, provides our Board of Directors with valuable perspective into financial and operational issues, while his experience as a chief financial officer enables him to share with our Board of Directors valuable insights into financial reporting and corporate finance matters, and makes him an important part of our Audit Committee and one of its financial experts.

Steven G. Felsher, age 62, has been a director since February 24, 2011. Mr. Felsher has served as a Senior Advisor for Quadrangle Group LLC, a private investment firm, since January 2011. Mr. Felsher previously served as Vice Chairman and Chief Financial Officer for Grey Global Group Inc., a global marketing services company, until 2007 and has since been involved in board, consulting and advisory assignments. Mr. Felsher also serves on the Board of Directors of Lumos, a fiber-based network service provider in the Mid-Atlantic region, and West Corporation. Within the last five years, Mr. Felsher previously served on the Board of Directors of Kit Digital Inc.

Mr. Felsher’s years at Grey Global Group Inc. have given him significant experience with the operation of a public company. His experience as a Chief Financial Officer has also allowed him to gain significant knowledge of the financial and corporate governance aspects of operating a business. In addition, Mr. Felsher’s experience with a marketing company provides a unique and valuable perspective to our Board of Directors in evaluating the customer service and marketing aspects of our business.

Daniel J. Heneghan, age 56, has been a director since February 9, 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. Mr. Heneghan previously held the position of Vice President and Chief Financial Officer of Intersil Corporation, a high-performance analog and mixed-signal integrated circuit company, from its inception in August 1999 until June 2005. From 1980 until 1999, he held various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Mr. Heneghan also serves on the Boards of Directors and Audit Committees of Pixelworks, Inc., Micrel, Inc., and Freescale Semiconductor, Inc.

Mr. Heneghan brings to our Board of Directors experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the other public companies has given him financial expertise to serve as the chairman of our Audit Committee and as one of its financial experts and provides experience that is particularly valuable to his service on the Audit Committee. He has also gained experience in risk management through his past leadership positions, which is essential to both the Audit Committee and the Board of Directors.

Michael Huber, age 43, has been a director since April 27, 2005, and has been Chairman of the Board of Directors since December 17, 2009. Since January 2004, Mr. Huber has served as a Managing Principal of Quadrangle Group LLC, a private investment firm, and since January 2010, Mr. Huber also has served as President of Quadrangle. Mr. Huber currently serves on the Boards of Directors of Data & Audio-Visual Enterprises Holdings Inc., GET AS, Cequel Communications Holdings, LLC and Lumos, and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College.

Mr. Huber’s leadership position with a private investment firm that focuses on the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience working with a number of his firm’s portfolio companies, including serving on the board of a number of telecommunications companies, is especially valuable to our Board of Directors in guiding the direction of our business. He also has extensive experience in mergers and acquisitions and capital markets activities. Mr. Huber’s skills and experience have positioned him to bring experience and industry knowledge to his position of Chairman of the Board.

James A. Hyde, age 47, was appointed to his current positions of President, Chief Executive Officer and Director on December 17, 2009, after joining NTELOS as President and Chief Operating Officer on March 31, 2009. Previously, he was employed by Deutsche Telekom and VoiceStream Wireless, a telecommunications and information technology service company, from 1997 to 2009 and was appointed as the Managing Director and CEO of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006. He also served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as Vice President of U.S. Indirect Sales and Sales Operations for T-Mobile USA. In 2000, Mr. Hyde became Executive Director of U.S. Sales Operations for VoiceStream Wireless and, following Deutsche Telekom’s July 2001 acquisition of VoiceStream (renamed T-Mobile), he held this position until 2002. Mr. Hyde joined VoiceStream Wireless in 1997 as a Director of Regional Indirect Sales and Operations. In connection with the Business Separation, Mr. Hyde is serving as the Chief Executive Officer, and as a member of the Board of Directors, of Lumos.

With his years of experience at T-Mobile, including being responsible for T-Mobile’s entire United Kingdom operations, Mr. Hyde brings great operating, as well as sales and marketing, perspective in the wireless industry that is critical to our Board of Directors in understanding and evaluating our business. Mr. Hyde’s knowledge of our business and our operations is critical to the Board of Directors in evaluating and directing our future.

Ellen O’Connor Vos, age 55, has been a director since October 31, 2011. Ms. Vos is currently, and has been since 1989, the Chief Executive Officer of Grey Healthcare Group, a healthcare advertising and communications company and has been its President and Chief Executive Officer since 1994. Previously, she has held officer positions with Phase Five Communications, a medical education firm, of which she was also the founder, and with Pfizer Inc.

Ms. Vos’s extensive executive experience and knowledge in the areas of marketing and communications, particularly digital communications, are some of the key skills that she brings to our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

We have the following standing committees of the Board of Directors: Compensation Committee, Audit Committee and Nominating and Governance Committee. Each committee has a charter which is available for review at our website, www.ntelos.com. These charters may be found by clicking “Investor Relations” and then “Governance Documents.”

Compensation Committee

The Compensation Committee presently consists of Messrs. Biltz (Chairperson), Heneghan and Huber. The Compensation Committee met five times during the year ended December 31, 2011. The Compensation Committee is responsible for:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of all of the executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	selecting compensation consultants and determining the frequency of use of compensation consultants; and

•	administering our stock plans and other incentive compensation plans.

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards.

For 2011, the Compensation Committee engaged the services of Hay Group (the “Consultant”), a nationally recognized compensation consulting firm, to assist us in developing compensation arrangements for our executive officers. The Consultant did not provide any consulting advice or services to us outside the scope of executive compensation during 2011.

Audit Committee

The Audit Committee presently consists of Messrs. Heneghan (Chairperson), Biltz and Elliott. The Audit Committee met six times during the year ended December 31, 2011. The Audit Committee is responsible for overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risks;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate as prescribed by the NASDAQ listing standards and that each of Messrs. Heneghan and Elliott is an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2011 from us or our subsidiaries other than compensation received as a director of NTELOS.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Mr. Elliott (Chairperson) and Messrs. Dir and Huber. The Nominating and Governance Committee met three times during the year ended December 31, 2011. The Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become directors;

•	nominating qualified individuals for election to the Board of Directors at the annual meeting of stockholders;

•	recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

•	at the request of the Board of Directors, overseeing corporate governance matters.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Shareholders Agreement currently entitles the Quadrangle Entities to designate three members of the Board of Directors, at least one of which must be “independent” under applicable NASDAQ and SEC rules. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us.

The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.ntelos.com by selecting the following links: “Investor Relations” and then “Governance Documents.”

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2013 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement. For nominations, such stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class, series and number of shares of Common Stock that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class, series and number of shares of Common Stock beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. These requirements are separate from the requirements that stockholders must meet pursuant to Rule 14a-8 under the Exchange Act to include proposals in the proxy materials for the 2013 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. The Corporate Governance Guidelines require that in considering the composition of the Board of Directors, diversity of backgrounds and expertise should be emphasized and the Nominating and Governance Committee shall consider the average tenure of the entire Board of Directors.

The Nominating and Governance Committee also periodically considers the individual and aggregate skill sets of the Board of Directors, based on a review of:

•	senior leadership experience (public company CEO/President);

•	business development/M&A expertise;

•	financial expertise;

•	public company board of directors experience;

•	diversity (gender/other);

•	wireless industry operational expertise;

•	other operational expertise (customer service and care, billing systems, IT platform);

•	brand marketing expertise;

•	sales and distribution expertise;

•	government/public policy expertise;

•	executive compensation/human resources expertise; and

•	risk management expertise.

When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee shall consider that individual’s past contribution and future commitment to NTELOS. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy NASDAQ Listing Standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the Audit Committee that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure and Role in Risk Oversight

Mr. Hyde serves as our Chief Executive Officer, and Mr. Huber serves as our non-executive Chairman of the Board. Our policy is to have a Chairman of the Board who is an independent director. We believe having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for NTELOS and our stockholders. We believe it is appropriate for Mr. Hyde to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairman of the Board, Mr. Huber. The Board of Directors may in the future revisit this policy from time to time. The Chairman of the Board has the following duties:

•	presides at all meetings of the Board of Directors, including executive sessions of the independent directors;

•	serves as liaison between the Chief Executive Officer and the independent directors;

•	provides advice and counsel to the Chief Executive Officer on meeting schedules and possible meeting agenda topics;

•	has the authority to call meetings of the independent directors;

•

provides input to the Compensation Committee regarding the Chief Executive Officer’s performance and meets, together with the Chairperson of the Compensation Committee, with the Chief Executive Officer to discuss the evaluation of the Chief Executive Officer; and

•

provides input to the Nominating and Governance Committee regarding the appointment of the Chairpersons and members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors also has three standing committees: Audit, Compensation and Nominating and Governance. Each committee has a separate chairperson and each of the committees is comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least two times a year, and the Chairman of the Board will preside at these sessions.

The Audit Committee charter provides that the Audit Committee is responsible for evaluating and monitoring our financial risks and our compliance with laws and regulations. On a regular basis, our Audit Committee reviews and discusses with management our major financial and operating risks and exposures, and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

Although the Audit Committee has primary responsibility for overseeing these matters, the full Board of Directors and the other committees of our Board are actively involved in overseeing risk management. Our Corporate Governance Guidelines provide that the Board of Directors and each committee thereof are responsible for overseeing our program for identifying, evaluating and controlling significant risks. Management updates the entire Board of Directors on a quarterly basis on key business risks affecting our business. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility and regularly reports to the Board of Directors.

The Compensation Committee considers succession planning, human resources risks and risks that may be a result of our executive compensation programs, as described in the Compensation Discussion and Analysis section beginning on page 20 of this proxy statement. The Compensation Committee has a Compensation Recoupment Policy that authorizes the Board of Directors to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction. The Compensation Committee also has approved Stock Ownership Guidelines for our executive officers, which are described beginning on page 32 of this proxy statement.

In 2011, the Compensation Committee also considered our incentive compensation plans for executive officers and other employees and does not believe they pose any material risks to us. With respect to our annual short-term incentive compensation plan, the Compensation Committee has historically approved the use of revenue and adjusted EBITDA as the performance metrics. The Compensation Committee believes these metrics do not pose material risk to the Company or its stockholders and, in fact, align the interests of our officers and employees with our stockholders because these are the performance metrics most monitored by the investment community. The Compensation Committee also believes the completion of major capital projects provided for in the business plan is important to stockholders and the long-term growth of the Company. Accordingly, for the last several years the Compensation Committee has conditioned any payout under the annual short-term incentive compensation plan on our achievement of these projects. In addition to considering the annual short-term incentive compensation plan for our eligible employees, the Compensation Committee also receives an annual presentation on the design of our sales incentive programs for our sales employees. Following this presentation, the Compensation Committee determined that these programs, like our annual short-term incentive plan, do not encourage behavior that would not be in our long-term interest. The Compensation Committee also asked management to inform it in the future about any proposed material changes to the sales incentive programs. With respect to our long-term incentive plans, the Compensation Committee has approved vesting requirements to incentivize long-term performance and approved using a blend of restricted stock awards and stock options.

The Nominating and Governance Committee, along with the full Board of Directors, considers potential governance-related risk matters. The current leadership structure of the Board of Directors supports the risk oversight functions described above with independent leadership provided by our Chairman of the Board and with seven of our eight directors being independent.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: NTELOS Holdings Corp., Attention: Corporate Secretary, 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board of Directors, (2) one or more directors and/or (3) other individuals or entities.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 5605(a)(2) of the NASDAQ listing standards and on an overall review of transactions and relationships, if any, between the director and NTELOS. Presently, our Board of Directors is comprised of a majority of independent directors, and all committees of the Board of Directors are comprised only of independent directors.

In February 2012, the Nominating and Governance Committee and the Board of Directors undertook their annual review of director independence. There were no transactions or relationships between any director or any member of his or her immediate family and NTELOS for the Committee and the Board of Directors to consider that would be inconsistent with a determination that the director is independent.

The Nominating and Governance Committee and the Board of Directors have determined that Messrs. Biltz, Dir, Elliott, Felsher, Heneghan and Huber and Ms. Vos are independent under the NASDAQ listing standards. The independent directors of the Board of Directors had the opportunity to meet in executive session following each meeting of the full Board of Directors during 2011.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings of stockholders. All of the members of our Board of Directors serving as directors at that time attended the May 10, 2011 annual meeting.

Code of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. A copy of this code may be found at the following website, www.ntelos.com. You will find the code by selecting the following links: “Investor Relations” and then “Governance Documents.”

Director Compensation

The following table presents information relating to total compensation of our directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy G. Biltz	61,112	48,591	(2)	23,031	—	—	—	132,734
Rodney D. Dir(3)	8,168	10,427	(4)	3,381	—	—	—	21,976
Jerry V. Elliott(3)	9,802	10,427	(4)	3,381	—	—	—	23,610
Steven G. Felsher(5)(6)	—	—		—	—	—	—	—
Daniel J. Heneghan	59,208	48,591	(2)	23,031	—	—	—	130,830
Michael Huber(6)	—	—		—	—	—	—	—
Ellen O’Connor Vos(3)	8,168	10,427	(4)	3,381				21,976

Former Directors
Daniel Fine(7)	—	—		—	—	—	—	—
Robert E. Guth	60,942	48,591	(2)	23,031	—	—	—	132,564
Julia B. North	50,710	48,591	(2)	23,031	—	—	—	122,332
Jerry E. Vaughn	59,740	48,591	(2)	23,031	—	—	—	131,362

(1)	For a discussion of the assumptions used in determining the aggregate grant date fair value associated with our equity awards, see note 8 of the Notes to Consolidated Financial Statements in part II, item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011. The aggregate number of restricted stock awards outstanding at December 31, 2011 is as follows for each of the following non-employee directors: 2,029 for Mr. Biltz; 493 for Mr. Dir; 493 for Mr. Elliott; 2,029 for Mr. Heneghan; 493 for Ms. Vos; 0 for Mr. Guth; 0 for Ms. North; and 0 for Mr. Vaughn. The aggregate number of option awards outstanding at December 31, 2011 is as follows for each of the following non-employee directors: 29,880 for Mr. Biltz; 1,116 for Mr. Dir; 1,116 for Mr. Elliott; 36,846 for Mr. Heneghan; 1,116 for Ms. Vos; 0 for Mr. Guth; 0 for Ms. North; 0 for Mr. Vaughn.
(2)	The closing stock price on the date of the grant, January 3, 2011, which represents the fair value of the restricted stock awards, was $19.39 per share.
(3)	In connection with the Business Separation, Messrs. Dir and Elliott and Ms. Vos joined the Board on October 31, 2011.
(4)	The closing stock price on the date of the grant, November 11, 2011, which represents the fair value of the restricted stock awards, was $21.15 per share.
(5)	Mr. Felsher joined the Board on February 24, 2011.

(6)	Director designees of the Quadrangle Entities who are employees of Quadrangle Group LLC do not receive director compensation.
(7)	Mr. Fine resigned from the Board on February 22, 2011.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same comparison group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers. Taking into account a competitive market review prepared by management in December 2011, the Compensation Committee determined not to change existing retainers, committee fees or annual equity incentive compensation.

During 2011, non-employee directors (excluding Mr. Felsher, who serves as a Senior Advisor for Quadrangle Group LLC, Mr. Fine, who was Vice President of Quadrangle Group LLC, and Mr. Huber, who serves as Managing Principal of Quadrangle Group LLC, each of whom is a director designee of the Quadrangle Entities pursuant to our Shareholders Agreement, and excluding directors who are our employees) received an annual retainer of $25,008, payable in equal monthly installments. Additionally, during 2011, the chairperson of our Audit Committee received an annual retainer of $15,000, the chairperson of our Compensation Committee received an annual retainer of $5,004 and the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004. During 2011, each of our non-employee directors, other than Messrs. Felsher, Fine and Huber, also received $2,000 for each board meeting and stockholder meeting attended in person and $1,000 if attended telephonically in lieu of attending in person. For attendance at Board committee meetings during 2011, each of our non-employee directors, other than Messrs. Felsher, Fine and Huber, received $1,500 for attending in person or $800 for attending telephonically in lieu of attending in person. We reimburse each of our non-employee directors for reasonable travel and other expenses incurred in connection with attending all Board and Board committee meetings.

During fiscal year 2011, other than Messrs. Felsher, Fine and Huber, we had eight non-employee directors: Timothy G. Biltz, Rodney Dir, Jerry V. Elliott, Robert E. Guth, Daniel J. Heneghan, Julia B. North, Jerry E. Vaughn and Ellen O’Connor Vos. The remaining directors who served in 2011 were Mr. Hyde, our Chief Executive Officer, and Messrs. Felsher, Fine and Huber, designees of the Quadrangle Entities. These remaining three directors were not compensated by us for their roles as directors. In addition to their director status during 2011, Mr. Biltz was chairperson of the Compensation Committee and a member of the Audit Committee, Mr. Dir was a member of the Nominating and Governance Committee, Mr. Elliott was Chairperson of the Nominating and Governance Committee and a member of the Audit Committee, Mr. Guth was a member of the Nominating and Governance Committee, Mr. Heneghan was a member of the Audit Committee and the Compensation Committee, Ms. North was chairperson of the Nominating and Governance Committee and a member of the Compensation Committee and Mr. Vaughn was chairperson of the Audit Committee and a member of the Nominating and Governance Committee, and they were compensated accordingly as disclosed in the table above.

To assist us in attracting and retaining qualified and experienced individuals for service as non-employee independent directors, each of our non-employee independent directors, other than Messrs. Felsher and Huber, receives an initial equity award grant and thereafter, commencing on January 1 of the subsequent year, an annual equity award grant. For 2011, these equity award grants included a mix of stock options and restricted stock in order generally to synchronize the types of equity awards received by directors with those received by our employees. The number of options to purchase shares of our Common Stock is equal to the quotient of $18,600 and the Black-Scholes option-pricing model valuation of our Common Stock for the trading days in the second calendar month prior to a grant date, or such lesser number for a particular grant date as the Board of Directors may determine in its sole discretion, and which number of options granted shall not exceed 8,600. Additionally, such non-employee directors receive an annual grant of shares of our Common Stock subject to a restriction period (“restricted stock”) with an aggregate value equal to $43,400 (with such value to be calculated based on the average closing price of our Common Stock for the trading days in the second calendar month prior to a grant date and with the resulting number of shares being rounded up to the next whole number), or such lesser award for a particular grant date as the Board of Directors shall determine in its sole discretion. The annual stock option and restricted stock grants are automatic and non-discretionary on each of the grant dates and vest on the first anniversary of their respective grant dates.

Pursuant to our Non-Employee Director Equity Plan, we granted Messrs. Biltz, Guth, Heneghan and Vaughn and Ms. North options to purchase 5,386 shares each of Common Stock on January 3, 2011, at an exercise price per share of $19.39, the last closing price of the Common Stock on the NASDAQ Global Select Market as of the date of grant. The grant date fair value of these options was $23,031, or approximately $4.28 per option. These options vested and became exercisable on the first annual anniversary of the date of grant. Additionally, we granted each of the aforementioned non-employee independent directors 2,506 shares of our Common Stock, subject to a restriction period with a grant date fair value of $48,591 based on the closing price of our Common Stock of $19.39 per share on the date of grant. These restricted shares vested on the first anniversary of the grant date. Pursuant to our Non-Employee Director Equity Plan, we also granted Messrs. Dir and Elliott and Ms. Vos, in connection with their appointments to the Board, options to purchase 1,116 shares each of Common Stock on November 11, 2011, at an exercise price per share of $21.15, the last closing price of the Common Stock on the NASDAQ Global Select Market as of the date of grant. The grant date fair value of these options was $3,381, or approximately $3.03 per option. These options vest and become exercisable on the first annual anniversary of the date of grant. Additionally, we granted each of these non-employee independent directors 493 shares of our Common Stock, subject to a restriction period with a grant date fair value of $10,427 based on the closing price of our Common Stock of $21.15 per share on the date of grant. These restricted shares vest on the first anniversary of the date of grant.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

We do not pay additional compensation to directors who are employee directors for their service as directors but do reimburse such employee directors for expenses incurred in attending meetings of the Board of Directors and its committees.

Director Stock Ownership Guidelines

In connection with the amendments to the stock ownership guidelines applicable to our executive officers adopted by the Board of Directors in August 2011, the Board of Directors included an ownership and retention requirement applicable to those directors receiving director compensation. The guidelines generally require that each such director own a minimum number of shares of our Common Stock having a value equal to three times the annual cash retainer for directors (as calculated below). The value of the following equity is counted toward compliance with the guidelines: shares owned (e.g., shares obtained upon vesting of restricted stock, shares obtained upon option exercise, shares purchased in the open market, shares held in the Company’s defined contribution plan, etc.); shared ownership (e.g., shares owned or held in trust by immediate family); unvested restricted stock; and “in the money” value of unexercised stock options. Each director receiving director compensation generally has three years from the later of August 31, 2011 and his or her date of appointment to the Board to meet the guidelines. The value of the Common Stock is calculated as the average of the closing Common Stock price on NASDAQ for the trading days in the 30-calendar day period immediately preceding any computation. Each director must maintain the minimum value of equity ownership provided in these stock ownership guidelines.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include: James A. Hyde, Stebbins B. Chandor, Jr., S. Craig Highland, Conrad J. Hunter, Robert L. McAvoy, Jr. and Brian J. O’Neil. The following sets forth biographical information for our executive officers who are not directors. Biographical information for James A. Hyde, who is also a director, is provided in the section entitled “Proposal 1—Election of Directors—Nominees Standing for Election” of this proxy statement.

Stebbins B. Chandor, Jr., age 52, has been our Executive Vice President since September 9, 2011, and our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since October 31, 2011. Mr. Chandor previously served as Executive Vice President and Chief Financial Officer of iPCS, Inc. (“iPCS”), a publicly-traded wireless, telecommunications company acquired by Sprint Nextel Corporation (“Sprint”) in 2009, from March 2004 to December 4, 2009, the closing date of Sprint’s acquisition of iPCS. Previously Mr. Chandor served in other executive management positions with iPCS and with Metro One Telecommunications, Inc. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms.

S. Craig Highland, age 45, has been our Senior Vice President—Finance and Corporate Development since October 31, 2011. He served as our VP Tax Policy and Corporate Development from September 2003 until October 31, 2011 and as our manager of federal tax from 1998 through September 2003. Prior to joining us, Mr. Highland was a certified public accountant serving as a Tax and Audit Manager for McGladrey & Pullen, L.L.P. from December 1993 to July 1998 and with Erny & Mason, P.C. from July 1988 to December 1993.

Conrad J. Hunter, age 54, has been our Executive Vice President and Chief Operating Officer since October 31, 2011. He previously served as our President–Wireless Operations since April 12, 2010. Mr. Hunter was Executive Vice President and Chief Operating Officer of iPCS, from August 2007 to December 2009. From 2000 until July 2007, Mr. Hunter was a Vice President of United States Cellular Corporation, a wireless services and products provider. Mr. Hunter was Vice President and General Manager of the Virginia region of PrimeCo PCS from March 1999 to February 2000, when it was acquired by NTELOS Inc.

Robert L. McAvoy Jr., age 45, joined NTELOS in July 2001 as Vice President of Network Operations and currently serves as Senior Vice President–Engineering and Operations. Mr. McAvoy has 24 years of wireless industry experience. He began his career in 1988 with Bell Atlantic Mobile and during his tenure there he served in various engineering and operations roles. In 1995, he joined PrimeCo Personal Communications as part of the management startup team for the Richmond and Norfolk, Virginia markets. While at PrimeCo he held various management positions, including Technical Director and Market General Manager.

Brian J. O’Neil, age 51, has been our Senior Vice President, General Counsel and Secretary since September 2, 2011. Previously, Mr. O’Neil was the Senior Vice President, General Counsel and Secretary of iPCS from August 2008 until March 2010. Prior to his tenure at iPCS, Mr. O’Neil served in the office of the general counsel at Accenture Ltd (now Accenture plc), a global management consulting, technology services and outsourcing company from August 2001 to August 2008. From 1994 until 2001, Mr. O’Neil was a partner in the corporate and securities practice at the law firm of Schwartz Cooper Chartered (now Dykema) in Chicago, Illinois, and from 1986 until 1994, he practiced in the corporate finance group at the law firm of Chapman and Cutler LLP in Chicago, Illinois.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and NASDAQ. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2011.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 5, 2012, regarding the beneficial ownership of our Common Stock by (1) our directors, (2) our NEOs, (3) stockholders owning more than 5% of our Common Stock and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 21,178,307 shares of Common Stock outstanding as of March 5, 2012. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 5, 2012, are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o NTELOS Holdings Corp., 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:
The Quadrangle Entities(1)	5,680,838	26.8%
Prudential Financial, Inc.(2)	1,952,091	9.2%
Blackrock, Inc.(3)	1,581,060	7.5%
Michael Huber(4)	5,680,838	26.8%
Timothy G. Biltz(5)	41,694	*
Rodney D. Dir(6)	2,555	*
Jerry V. Elliott(6)	2,555	*
Steven G. Felsher(4)	5,680,838	26.8%
Daniel J. Heneghan(7)	42,307	*
Ellen O’Connor Vos(6)	2,555	*
James A. Hyde(8)	334,274	1.6%
Stebbins B. Chandor Jr.(9)	36,934	*
Conrad J. Hunter(10)	82,738	*
Robert L. McAvoy, Jr.(11)	60,381	*
Brian J. O’Neil(12)	22,717	*

Former Executive Officers:
Michael B. Moneymaker(13)	88,891	*
Frank L. Berry(14)	12,433	*
All directors and executive officers as a group (13 persons)(15)	6,345,454	29.5%

*	Less than 1%
(1)	As reported on Amendment No. 3 to Schedule 13D filed by Quadrangle GP Investors LLC and certain related persons on December 8, 2011, includes 2,011,848 shares of Common Stock owned by Quadrangle Capital Partners LP, 109,929 shares of Common Stock owned by Quadrangle Select Partners LP, 767,164 shares of Common Stock owned by Quadrangle Capital Partners-A LP and 2,791,898 shares of Common Stock owned by Quadrangle NTELOS Holdings II LP. Quadrangle NTELOS Holdings II LP has pledged its interest in 2,781,898 shares of Common Stock to secure repayment of a loan made to it by the Bank of Montreal. The address for the Quadrangle Entities is 375 Park Avenue, New York, NY 10152.
(2)	Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Prudential Financial, Inc. on February 14, 2012, inclusive of 1,907,673 shares beneficially owned by

Jennison Associates LLC. Prudential Financial, Inc. has sole voting power over 160,695 of these shares, shared voting power over 31,771 of these shares, sole dispositive power over 160,695 of these shares and shared dispositive power over 1,791,396 of these shares. The address for Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102-3777.
(3)

Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Blackrock, Inc. on February 10, 2012. Blackrock, Inc. has sole voting power and sole dispositive power over all of these shares. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Represents 5,680,838 shares beneficially owned by the Quadrangle Entities. Mr. Huber is a Managing Principal and President of Quadrangle Group LLC, and Mr. Felsher is a Senior Advisor of Quadrangle Group LLC. Each disclaims beneficial ownership of securities beneficially owned by the Quadrangle Entities.
(5)	Includes 2,062 shares of restricted stock and options to purchase 29,980 shares of Common Stock.
(6)	Includes 2,555 shares of restricted stock.
(7)	Includes 2,062 shares of restricted stock and options to purchase 36,846 shares of Common Stock.
(8)	Includes 138,090 shares of restricted stock and options to purchase 194,184 shares of Common Stock.
(9)	Includes 28,980 shares of restricted stock.
(10)	Includes 50,110 shares of restricted stock, options to purchase 25,551 shares of Common Stock.
(11)	Includes 16,155 shares of restricted stock and options to purchase 29,826 shares of Common Stock.
(12)	Includes 17,898 shares of restricted stock.
(13)	Mr. Moneymaker resigned as an officer of the Company in connection with the Business Separation, effective October 31, 2011. Includes 6,484 shares held by the children of Mr. Moneymaker, in which shares Mr. Moneymaker disclaims beneficial ownership.
(14)	Mr. Berry resigned as an officer of the Company in connection with the Business Separation, effective October 31, 2011.
(15)	Excludes holdings of Messrs. Moneymaker and Berry, as neither served as an executive officer of the Company as of March 5, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary for 2011

As described in this Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors (the “Committee”) believes the overall compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by benchmark companies and adequately reflected our performance in 2011. The Committee also believes the 2011 compensation design was effective in driving this performance by generating meaningful rewards for achieving business objectives, and a reasonable investment relative to the overall stockholder value creation in 2011. Following is a brief overview of our 2011 performance.

Operating revenues for the year ended December 31, 2011 were $422.6 million, up 4% over 2010. Adjusted EBITDA, described below, was $143.1 million for 2011 compared to $142.1 million for 2010. On October 31, 2011, we consummated the Business Separation. In connection with the Business Separation, we refinanced our debt facility, saving the Company approximately $13 million per year in interest expense, and recruited and hired key executive leadership. We continued to focus on expanding and improving our distribution strategy by expanding our indirect distribution channel using master agents and exclusive dealers, increasing the points of distribution and improving the quality of our direct and indirect locations. We also continued to position our products to remain competitive with a focus on obtaining high-value postpay customers, data users and the higher end of the prepay market.

At the date of the Business Separation, Messrs. Moneymaker and Berry joined Lumos as senior executives and have been included by us as NEOs (defined below) based on their compensation from the Company though October 31, 2011. The Committee made decisions on the 2011 compensation paid by the Company to Messrs. Moneymaker and Berry through October 31, 2011. The Compensation Committee of Lumos made final decisions with respect to their compensation under the annual short-term incentive plan (referred to as the Team Incentive Plan or “TIP,” discussed below) and such compensation was paid by Lumos.

Compensation Committee

As described on page 9 of this proxy statement, the Committee currently consists of the following non-employee directors: Mr. Biltz (Chairperson), Mr. Heneghan and Mr. Huber. Ms. North served on the Committee until her resignation from the Board effective on October 31, 2011 in connection with the Business Separation. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, ir.ntelos.com. This charter is reviewed annually by the Committee and was last amended in August 2009. The members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). In addition, no Committee member is a current or former employee.

General Philosophy

The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to (1) provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, (2) create proper incentives to align management’s incentives with the long-term interests of our stockholders, and (3) reward superior performance. The Committee is responsible for the following:

•	developing, overseeing, and implementing our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	selecting compensation consultants and determining the frequency with which they are used; and

•	administering our stock plans and other incentive compensation plans.

Results of 2011 Stockholder Advisory Vote on Executive Compensation

We held our first advisory vote on executive compensation at last year’s Annual Meeting of Stockholders, and nearly 97% of the votes cast were in favor of this proposal. The Committee considered this favorable outcome and believed it reflected our stockholders’ support of the Committee’s decisions and the existing compensation programs for our NEOs. After considering the advisory vote, the Committee made no material changes in the structure of our NEO compensation programs or compensation philosophy. At the 2012 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation, as supported by our stockholders in accordance with the Board of Directors’ recommendation last year to conduct the advisory vote annually. The Committee will continue to consider the results from this year’s and future years’ advisory votes on NEO compensation.

Targeted Overall Compensation

Each of our current named executive officers (“NEOs”) has an employment agreement with us that is described below. Pursuant to these employment agreements, each of our NEOs receives a base salary, which is reviewed annually by the Committee. The NEOs are also eligible to participate in the annual short-term incentive plan (referred to as our Team Incentive Plan or “TIP”, discussed below) with an annual target equal to a specified percentage of base salary. Each of the NEOs has annual corporate and personal goals and objectives, and his or her performance is evaluated annually against those goals and objectives to assist in determining his or her total paid compensation. Under our compensation structure, the mix of base salary and target short-term incentive compensation varies, depending on the employee’s level within our organization. The Committee also retains the discretion to grant bonuses outside of our TIP. We have an Equity Incentive Plan (defined below) which is used in connection with our annual short-term incentive plan as well as to provide long-term incentives through the issuance of stock options, restricted stock or other long-term incentives to the NEOs as a component of total compensation.

To assist us in determining the base salaries, target short-term incentive percentages and long-term incentive compensation of our NEOs, the Committee engages an independent compensation consultant from time to time, historically every other year to perform a study of the compensation of our NEOs benchmarked against comparable senior executives in comparable telecommunications companies (the “Peer Group”) and market median information from the Consultant’s national compensation database (the “Executive Compensation Report”). Hay Group (the “Consultant”) performed a study in 2010 for the Committee’s use in determining 2011 compensation. The study that was completed in November of 2010 analyzed the base salary, short-term incentives as a percentage of salary, and long-term incentive payouts, including recommended targets for each of these metrics, in order to assist the Committee in determining the appropriate pay-for-performance relationship for each NEO. The study also assessed the competitiveness of our historical pay-for-performance incentives and analyzed considerations for future pay structures given the proposed Business Separation.

The Consultant selected a Peer Group to assist it in assessing the compensation arrangements of our executive officers. The companies included in this Peer Group were determined based on a study prepared by the Consultant which compared revenue, net income, market value of common stock, and number of employees of various companies within the telecommunications sector against these same metrics for us. Our management reviewed the Consultant’s recommended peer group and concurred with the Consultant’s recommendation.

The Committee then approved the use of the following 14 companies as a benchmark for determining our executive officer compensation arrangements for 2011:

Alaska Communications	PAETEC

Atlantic Tele-Network	Primus Telecomm Group

Cincinnati Bell	Shenandoah Telecommunications

Consolidated Communications	Surewest Communications

General Communication	tw telecom

Knology	USA Mobility

Leap Wireless	Vonage

In addition to base salary and TIP, the NEOs participate in our Amended and Restated Equity Incentive Plan and our 2010 Equity and Cash Incentive Plan (together with the Amended and Restated Equity Incentive Plan, the “Incentive Plan”), and they are entitled to participate in all of our subsidiaries’ employee benefit plans. Mr. Moneymaker also participated in our Executive Supplemental Retirement Plan (a non-qualified pension plan) prior to the Business Separation. We also provide other benefits and perquisites, including a monthly automobile allowance offered as a competitive perquisite, reimbursement of country club dues for use by the Chief Executive Officer to foster business relationships, and a term life insurance policy for each NEO in accordance with his or her employment agreement.

Committee Process

The Committee designs, evaluates, and approves our executive compensation plans, policies, and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of the Chief Executive Officer, and annually evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes compensation levels and compensation awards for the NEOs. To assist in determining the level of compensation and awards for the Chief Executive Officer, the members of the Committee review corporate performance over the past 12 months and the Chief Executive Officer’s compensation relative to the most recent compensation study provided by the Consultant and Peer Group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives. For the remaining NEOs, the Chief Executive Officer reviews individual and corporate performance data from the most recent compensation study provided by the Consultant and Peer Group data available in public proxy statements, and makes recommendations to the Committee. The Chief Executive Officer attends Committee meetings; however, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation.

The Committee also administers our equity-based compensation plans and deferred compensation plans. The Committee also periodically reviews our management “talent” levels and management succession planning.

The Committee is authorized to retain experts, consultants, and other advisors to aid in the discharge of its duties. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with our senior management in establishing the agenda for Committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to our Chief Executive Officer and three other highest paid executive officers (other than the Chief Executive Officer or Chief

Financial Officer) generally would not be deductible by us for federal income tax purposes to the extent any such officer’s overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our TIP and Equity Incentive Plan), however, would be excluded for purposes of determining if the executive’s compensation exceeded the $1,000,000 cap. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers. In this regard, certain of the compensation paid to Mr. Hyde for 2011 will be nondeductible.

Base Salaries

Each NEO’s employment agreement sets forth a base salary which is subject to annual adjustments as determined by the Committee. The Committee’s practice is to adjust compensation (as well as consider current year short-term and long-term incentive grants) for each NEO and all other employees in late February or early March each year, which allows for consideration of the prior year’s audited financial results. Annual salary adjustments, which become effective April 1, take into consideration each NEO’s performance for the year and are designed to result in an adjusted salary that is within an acceptable range of the target established by the Committee, which generally represented the median salary for each NEO’s comparable position within the Peer Group.

As the basis for determining the April 2011 raises granted to the NEOs, the Committee determined that the compensation study provided by the Consultant in November 2010, coupled with the compensation disclosures in the proxy statements of our Peer Group, provided sufficient benchmarking for 2011 compensation updates. During this review, management computed the average of (1) the 50th percentile of the compensation for comparable positions from the Consultant’s national database included in the November 2010 compensation study provided by the Consultant and (2) the median base salary of the comparable position of the Peer Group, both of which were adjusted for inflation. The Committee also considered the Consultant’s and management’s recommendations of salary range placements relative to the 2011 target base salaries based upon attributes such as individual performance and experience. The Consultant recommended, and the Committee approved, a competitive base salary range placement of 100% for each of the NEOs, with the exception of Mr. Berry who was placed at 90% in light of his level of experience. The Committee multiplied the inflation-adjusted average described above by the competitive salary range placement to determine the 2011 target salary for each NEO (referred to below as the “2011 Target Base Salary”). The Committee multiplied the inflation-adjusted average described above by the competitive salary range placement to determine the target salary for each NEO.

The following table shows the annual base salary applicable to each NEO during 2011:

Named Executive Officer	January 1, 2011	April 1, 2011
James A. Hyde	$575,000	$625,000
Stebbins B. Chandor, Jr.(1)	N/A	N/A
Conrad J. Hunter	340,000	351,900
Brian J. O’Neil(2)	N/A	N/A
Robert L. McAvoy	219,596	228,380

Former Executives:
Michael B. Moneymaker	340,000	351,900
Frank L. Berry	230,820	260,000

(1)	Mr. Chandor commenced employment with the Company on September 9, 2011.
(2)	Mr. O’Neil commenced employment with the Company on September 2, 2011.

The Committee determined that for each of its NEOs listed above that were employed at the time, the adjusted base salary effective April 1, 2011, was within an acceptable range of the computed 2011 Target Base Salary, as described below. The acceptable range utilized by the Committee was defined by the Consultant as 80% to 120% of the targeted salary.

For Mr. Hyde, the April 2011 raise represented an increase of $50,000 (8.7%). This increase is reflective of performance during 2010, his significant telecom industry experience, and his anticipated responsibilities and work during 2011 on the Business Separation, along with an inflationary adjustment. Mr. Hyde’s salary was 98.2% of his 2011 Target Base Salary immediately prior to this raise and increased to 106.7% of his 2011 Target Base Salary after this raise. For Mr. Hunter, the April 2011 raise represented an increase of $11,900 (3.5%), reflective of 2010 performance and an inflationary adjustment. Mr. Hunter’s salary was 101.3% of the 2011 Target Base Salary immediately before this raise and was 104.8% of the 2011 Target Base Salary after this raise. For Mr. McAvoy, the April 2011 raise represented an increase of $8,784 (4.0%), reflective of 2010 performance and an inflationary adjustment. Mr. McAvoy’s salary was 90.7% of the 2011 Target Base Salary immediately before this raise and was 94.4% of the 2011 Target Base Salary after this raise. For Mr. Moneymaker, the April 2011 raise represented an increase of $11,900 (3.5%), reflective of 2010 performance and an inflationary adjustment. Mr. Moneymaker’s salary was 101.3% of the 2011 Target Base Salary immediately before this raise and was 104.9% of the 2011 Target Base Salary after this raise. For Mr. Berry, the April 2011 raise represented an increase of $29,180 (12.6%). Mr. Berry’s salary was 86.2% of the 2011 Target Base Salary immediately before this raise and was 97.1% of the 2011 Target Base Salary after this raise, reflecting the additional experience that Mr. Berry acquired serving as Executive Vice President, his significant contribution related to the purchase of FiberNet in 2010, and his anticipated work during 2011 on integrating the FiberNet acquisition into the Company’s wireline business.

With respect to the April 2011 base salary increases described above, the Committee also considered the anticipated level of difficulty of replacing each of our officers with someone of comparable experience and skill and reviewed each NEO’s personal performance and corporate accomplishments over the previous 12 months.

Mr. Chandor commenced employment with us on September 9, 2011, as Executive Vice President with a salary of $340,000. To determine Mr. Chandor’s starting salary, the Committee reviewed the compensation study completed by the Consultant in November 2010 and other relevant materials. It also considered Mr. Chandor’s salary at iPCS, Inc. where he previously served as Executive Vice President and Chief Financial Officer.

Mr. O’Neil commenced employment with us on September 2, 2011, as Senior Vice President, General Counsel and Secretary with a salary of $260,000. To determine Mr. O’Neil’s starting salary, the Committee reviewed the compensation study completed by the Consultant in November 2010 and other relevant materials. It also considered Mr. O’Neil’s salary at iPCS, Inc., where he previously served as Senior Vice President, General Counsel and Secretary.

Annual Short-Term Incentive Compensation

Our practice is to award annual cash bonus awards under our TIP. Participation in the TIP is available to all of our salaried-exempt employees, including our NEOs, with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. For our NEOs, the TIP award is equal to the product of (1) the individual’s eligible base salary earnings for the year, (2) the individual’s targeted short-term incentive percentage up to a maximum percentage provided for in the plan (as finally determined based on achievement of individual performance objectives), and (3) our weighted performance achievement percentage. The TIP award gives an eligible participant the potential to receive a lump sum payment on or before March 15 of the following year based on achievement of specified company-wide performance goals and based on achievement of individual performance objectives, which are established at the beginning of the year under circumstances set forth in the annual short-term incentive plan. An eligible employee must achieve at least a minimum overall individual performance rating in order to be eligible for an award under our TIP. The Committee has full discretion to qualify the annual short-term incentive plan, certify that the performance goals have been achieved, terminate the plan, or increase or decrease the funding available to the plan. Additionally, a TIP award may be decreased or an additional TIP award may be authorized by the Committee in its discretion as necessary to support our business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives, and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results.

The Committee determined the 2011 targeted bonus percentages in February 2011 for each of our NEOs then employed by us by averaging (1) the general market median as reflected in the November 2010 compensation study provided by the Consultant and (2) the median target short-term incentive percentage of the comparable position of the Peer Group ((1) and (2) together, the “Average Median Short-Term Incentive Percentage”). The Average Median Short-Term Incentive Percentage was 83% for Mr. Hyde. The Average Median Short-Term Incentive Percentages for the remaining NEOs ranged from 50% to 63%.

Based on these results, the Committee determined that the current targeted short-term incentive percentages for the NEOs were competitive; therefore, their 2011 targeted bonus percentages remained unchanged at 100% for Mr. Hyde, 60% for Messrs. Hunter, Moneymaker, and Berry, and 50% for Mr. McAvoy. Upon commencement of their employment with us in September 2011, the Committee set the target short-term incentive percentages for Messrs. Chandor and O’Neil at 60% and 50%, respectively, of their respective base salary amounts based on the same factors it considered when establishing their initial base salaries.

With respect to our weighted performance achievement percentage mentioned above, our performance was measured and weighted based on the following two financial metrics in 2011, as approved by the Committee: (1) net income before interest, income taxes, depreciation, and amortization, accretion of asset retirement obligations, separation-related costs, asset impairment charge, and equity-based compensation charges, which we refer to as Adjusted EBITDA, 50% and (2) revenue, 50%. The Committee selected these metrics in February 2011 after considering the focus on these metrics by the investment community in evaluating our company and the appropriateness and significance of growth in each of these metrics in 2011, as described below. The Committee also determined that successful progress related to the key projects and initiatives outlined in our 2011 business plan, including, but not limited to, the Business Separation, the integration of the FiberNet acquisition, and other major capital projects, would be considered in determining the 2011 TIP payout due to their strategic importance to the continued growth of our business.

Adjusted EBITDA is a key metric used by investors to determine if we are generating sufficient cash flows to continue to generate stockholder value, provide liquidity for future growth, and continue to fund dividends, and the weighting of this metric reflected our continued focus on improving this key metric. We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in our senior credit facility. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity. We annually reassess the use and weighting of these and other factors.

Also, effective with the 2011 TIP, the Committee established primary and secondary weighting factors to measure Company performance. Our 2011 plan focused primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our NEOs depending on their job function. A weighted company performance percentage was calculated for each of consolidated and operations based on the respective achievements of Adjusted EBITDA and revenue, as described above, and a weighting percentage for each of the respective divisions. The table below indicates the company performance weightings for employees designated as corporate or wireless:

	Consolidated Performance	Wireless Business Unit Performance	Wireline Business Unit Performance
Corporate Employees	60%	20%	20%
Wireless Employees	60%	40%	0%

For purposes of 2011 TIP, Mr. Hyde was a corporate executive. Messrs. Chandor, Hunter, O’Neil, and McAvoy were wireless executives. Messrs. Moneymaker and Berry did not receive a payout from the Company under the 2011 TIP; their payout was determined by the Compensation Committee of Lumos and was payable by Lumos.

In order to preserve deductibility under Section 162(m) of the Internal Revenue Code, while giving the Committee the flexibility to tailor incentive awards for executive officers to reflect financial, operational, and individual achievements based on subjective as well as objective criteria, the maximum incentive award that could be paid to any executive officer under the 2011 TIP was determined based solely on the achievement of the Company performance factors discussed above. The Committee then determined the incentive award that would be payable to the executive officer under the 2011 TIP, which was required to be the lesser of (1) the maximum incentive award that may be paid to the executive officer based solely on the achievement of the Company performance factors the Committee previously established or (2) the incentive award that would otherwise be paid to the executive officer.

The Committee established the target for 100% payout under the 2011 TIP at a level consistent with the 2011 operating plan. The Committee set the minimum TIP award at 50% of the targeted achievement level to reflect the minimum performance that would result in a TIP payout. The Committee set the maximum TIP award at 200% of the targeted achievement level, which was believed to be realizable only upon exceptional outperformance of our business objectives.

The following table details the minimum, target, and maximum levels that had to be achieved in order for a 50%, 100%, or 200% payout, respectively, for 2011.

($ in thousands)	Minimum (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Consolidated Performance:
Revenue	$615,708	$630,708	$660,708
Adjusted EBITDA	245,602	253,102	268,102
Wireless Performance:
Revenue	$411,261	$421,261	$441,261
Adjusted EBITDA	147,140	151,640	160,640
Wireline Performance:
Revenue	$203,932	$208,932	$218,932
Adjusted EBITDA	103,869	106,869	112,869

Individual achievement of each of the NEO’s individual performance objectives for 2011 (other than our CEO’s) was reviewed by our CEO, who then reviewed these with the Committee. The Committee reviewed the achievement of our CEO’s personal objectives for 2011 in executive session without the CEO present. Each NEO was also evaluated based on his performance toward meeting the operational and budgetary objectives for each executive’s functional area of responsibility.

The Committee used its discretion under the TIP to adjust recorded results for certain items, the existence of which were known at the time of setting the TIP targets but which were intentionally not taken into account in setting such targets because the impact and timing of such items could not be determined until a later time, including, but not limited to, the dis-synergies associated with the Business Separation. After making such adjustments, the Committee determined a weighted 2011 performance achievement of 77.6% for Mr. Hyde and 83.2% for Messrs. Hunter and McAvoy. The Committee also approved individual performance achievements for each of the NEOs as follows: Mr. Hyde, 100%; Mr. Hunter 90%; and Mr. McAvoy 105%.

Because Messrs. Chandor and O’Neil joined the Company late in the year and did not have a meaningful length of time to materially impact the financial or operational results of the Company, the Committee determined that both the company and individual achievement payout percentages for their TIP payouts would be 100%.

Long-Term Incentive Compensation

Our Incentive Plan defines the incentive arrangements for eligible participants and:

•

authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock, and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Incentive Plan.

The Incentive Plan permits the Committee to award stock options, grants of restricted stock, stock appreciation rights, and performance unit awards that are tied to corporate performance because the Committee believes such awards provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management. Consistent with previous years, the Committee elected to grant a combination of stock options and time-vested restricted stock to our NEOs in 2011.

With the exception of certain significant promotions and new hires, we intend to make these types of awards at a meeting of the Committee held in the first fiscal quarter of each year. The Committee selected this timing because it enables us to consider our and the potential recipients’ prior year performance and our expectations for the future. The awards also are made early in the year in order to maximize the time-period for the incentives associated with the awards. The Committee’s schedule also is designed so that these regular equity awards could be granted following the release of prior year financial results.

In order to determine 2011 LTI targets for our NEOs, the Committee established a benchmark for each NEO by averaging the current LTI values established in the November 2010 compensation study at the 50th percentile and the three-year average LTI values at the 50th percentile from the most recent proxy statements of the Peer Group. The Committee established a second benchmark for each NEO by averaging the current LTI values established in the November 2010 compensation study at the 75th percentile and the three-year average LTI values at the 75th percentile from the most recent proxy statements of the Peer Group. The Committee also considered other qualitative factors related to length of service and individual performance in determining the LTI value for each NEO. After analyzing these benchmarks and qualitative factors (which factors are described below), the Committee determined that the total dollar value of long-term incentive equity awards for 2010 would be the most appropriate LTI target value for 2011. The 2011 LTI values established by the Committee for Messrs. Hyde and Moneymaker fell between the benchmarks using the 50th percentile and the 75th percentile, and were above the 75th percentile for Mr. Berry.

With respect to the qualitative factors discussed above, the Committee took into account the individual responsibilities of each NEO and each NEO’s relative experience level. The 2011 LTI target values determined by the Committee for our NEOs were the following: $1,375,000 for Mr. Hyde; $400,000 for Mr. Hunter; $120,480 for Mr. McAvoy; $496,236 for Mr. Moneymaker; and $400,000 for Mr. Berry. Based on prior year benchmarks, the Committee determined that the value of the 2011 equity awards should be split equally between restricted stock and stock options. In order to determine the level of restricted shares granted in February 2011, the Committee divided 50% of the 2011 LTI target value by the average closing stock price of NTELOS’s common stock for the month of January 2011, or $19.54 per share. Accordingly, on February 28, 2011, the Committee approved the following restricted stock awards: 35,184 for Mr. Hyde; 10,235 for Mr. Hunter; 3,287 for Mr. McAvoy; 12,698 for Mr. Moneymaker; and 10,235 for Mr. Berry. In order to determine the level of stock options granted in February 2011, the Committee divided 50% of the LTI target value by the average Black-Scholes value per share of NTELOS common stock for the month of January 2011, or $4.29 per share. Accordingly, the Committee approved the following stock option awards for the NEOs on February 28, 2011: 158,739 for Mr. Hyde; 46,179 for Mr. Hunter; 13,909 for Mr. McAvoy; 57,289 for Mr. Moneymaker; and 46,179 for Mr. Berry. The Committee did not adjust the number of annual LTI equity awards upward or downward based on the closing price of NTELOS common stock on the date of grant; therefore, the dollar value of the LTI grants on the date of grant varied based on changes in the price of NTELOS common stock. The actual value of the annual LTI awards for the NEOs on the February 28, 2011 grant date was: $1,364,263 for Mr. Hyde; $396,859 for Mr. Hunter; $123,504 for Mr. McAvoy; $492,364 for Mr. Moneymaker; and $396,870 for Mr. Berry.

Effective the date of his commencement of employment on September 9, 2011, the Committee granted to Mr. Chandor 32,733 shares of restricted stock and 104,259 stock options, for a total grant date fair value of $944,232. Effective the date of his commencement of employment on September 2, 2011, the Committee granted to Mr. O’Neil 19,384 shares of restricted stock and 70,072 stock options, for a total grant date fair value of approximately $615,065. In determining these awards in connection with inducing these executives to accept executive positions with the Company, the Committee reviewed the compensation study performed by the Consultant in November 2010 and considered competitive market factors in the context of the total compensation being offered to these executives in light of their experience and anticipated responsibilities with the Company.

In connection with the Business Separation, the Committee granted 13,247 shares of restricted stock to Mr. Hyde and 7,852 shares of restricted stock to Mr. Moneymaker. These awards vest on October 31, 2012, the first anniversary of the Business Separation. These awards were provided for in both of Mr. Hyde’s and Mr. Moneymaker’s employment agreements.

Pursuant to applicable SEC rules, the amounts reflected as stock and option awards in the Summary Compensation Table below include the aggregate grant date fair value of the respective awards granted during the year.

Employment Agreements

In December 2010, we entered into employment agreements with each of our NEOs, except Messrs Chandor and O’Neil who entered into agreements during 2011, prior to their commencement of employment with the Company. These employment agreements expire on December 31, 2012, except for the agreements with Messrs. Chandor and O’Neil which expire on December 31, 2013. The agreements will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement; the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” Mr. McAvoy’s agreement does not contain an extension in the event of a change of control. In connection with the Business Separation, the agreements with Messrs. Moneymaker and Berry were assigned to Lumos on October 31, 2011, the effective date of the Business Separation, and we have no further obligations to Messrs. Moneymaker and Berry under their employment agreements.

We use a standard employment agreement and, therefore, our employment agreement with each NEO is substantially the same. These employment agreements provide that the base salary, TIP participation, and certain other benefits will continue throughout the term of the employment agreements. The agreements for Messrs. Hyde and Moneymaker provide for a restricted stock grant of 16,559 shares and 9,815 shares, respectively, which vest on October 31, 2012, as a discretionary incentive award related to the Business Separation. In addition, Mr. Hyde’s agreement provides that prior to the expiration of Mr. Hyde’s employment by Lumos following the Business Separation under the separate employment agreement described below, he will receive a grant of restricted stock and stock options of the Company, each with a grant date fair value of $500,000 which vest 20% per year for each full year of Mr. Hyde’s employment with the Company. The agreements for Messrs. Chandor and O’Neil provide for the previously described grants of stock options and restricted stock upon commencement of their employment.

The following table sets forth the initial base salary and target TIP percentage payout for each of our NEOs, as provided in their employment agreements:

NEOs	Initial Base Salary under Employment Agreement	TIP Target % of Base Salary
James A. Hyde	$575,000	100%
Stebbins B. Chandor, Jr.	340,000	60%
Conrad J. Hunter	340,000	60%
Brian J. O’Neil	260,000	50%
Robert L. McAvoy	219,596	50%

Former Executives:
Michael B. Moneymaker	340,000	60%
Frank L. Berry	230,820	60%

If the NEO is terminated by us for any reason other than for “cause” or the NEO terminates his employment for “good reason” (as such terms are defined in the employment agreement), the NEO will receive an amount equal to a percentage of his base salary (50%, except 40% for Messrs. Hunter and Berry, and 75% for Mr. McAvoy) payable in at-least monthly installments for a period of 24 months (12 months for Mr. McAvoy). Additionally, in the event of the NEO’s resignation, the NEO will remain vested in all vested restricted stock and stock options and shall be entitled to receive the earned and unpaid target incentive payment under our team incentive plan.

The employment agreement restricts the NEO from competing, directly or indirectly, with us or soliciting certain of our employees and officers or our affiliates during the term of the employment and for a period of 24 months thereafter. In the event that the NEO is terminated by us for any reason other than for “cause” or has resigned for “good reason,” then during the non-competition and non-solicitation period and in consideration of his undertakings during such period, the NEO will receive an amount equal to a percentage of his base salary (50%, except 60% for Messrs. Hunter and Berry, and 25% for Mr. McAvoy) payable at-least monthly for a period of 24 months (12 months for Mr. McAvoy).

In December 2010, we also entered into a separate employment agreement with Mr. Hyde to serve as Chief Executive Officer and President of Lumos for an initial term of six months from the consummation of the Business Separation (which commenced October 31, 2011, and will expire April 30, 2012), subject to an automatic renewal of up to six months as set forth in written notice by Lumos to Mr. Hyde not less than 30 days prior to the end of the initial term, at a salary of $400,000 for each six month term payable as provided in the employment agreement. The employment agreement further provides that Mr. Hyde will serve on the Board of Directors of Lumos. Compensation under this employment agreement is paid by Lumos.

In July 2011, in contemplation of the Business Separation, our subsidiary, NTELOS Wireline One Inc., which became Lumos at the effective date of the Business Separation, entered into a separate employment agreement with Mr. Moneymaker for his employment to commence on the effective date of the Business Separation to serve initially as its President and Chief Financial Officer and to succeed Mr. Hyde as the Chief Executive Officer. Compensation under this employment agreement is payable by Lumos.

2012 Compensation Decisions

In February 2012, the Committee considered a competitive market review of total compensation, long-term incentives and cash incentive payments as a percentage of base salary for its NEOs and other executive officers. The Committee established 2012 base salaries, granted stock options and restricted stock awards and approved the 2012 Team Incentive Plan (the “2012 Plan”). The 2012 Plan provides for an individual incentive award that is equal to the product of (1) the target percentage of the individual’s eligible base salary, (2) an individual payout percentage up to a maximum percentage provided for in the 2012 Plan (as finally determined based on achievement of individual performance objectives), and (3) the weighted company performance percentage, subject to a maximum incentive payout tied to the Company’s performance in 2012 in the areas of revenues, ending subscribers, and Adjusted EBITDA. The final incentive amounts paid, if any, shall be determined by the Committee based on the achievements of the Company performance measures and the individual performance factors. The following table summarizes such compensation actions taken by the Committee in respect of our NEOs:

NEOs	Base Salary	Stock Options(1) #	Restricted Stock(2) #	2012 TIP(3) Target % of Base Salary
James A. Hyde	$650,000	219,817	30,791	100%
Stebbins B. Chandor, Jr.	351,900	74,379	10,419	60%
Conrad J. Hunter	360,698	76,238	10,679	60%
Brian J. O’Neil	280,800	47,481	6,651	50%
Robert L. McAvoy Jr.	236,373	39,968	5,599	50%

(1)	Stock options were issued with an exercise price of $23.25 per share, which represents the closing price of the Company’s stock on February 29, 2012, with 25% of each of the grants vesting on February 28, 2013, February 28, 2014, February 27, 2015, and February 29, 2016, respectively.
(2)	Restricted stock awards cliff vest on February 27, 2015.
(3)	The 2012 Plan incentive payouts are tied to the Company’s performance in 2012 in the areas of Revenues (30% weighting); ending Subscribers (30% weighting) and Adjusted EBITDA (as defined in the 2012 Plan) (40% weighting). The Revenue floor is approximately 93% attainment of goal with achievement below that level resulting in no payout for the component and the Revenue ceiling is approximately 107% attainment with achievement at or above that level resulting in 200% payout of the component. The ending Subscriber floor is approximately 95% attainment of goal with achievement below that level resulting in no payout for the component and ending Subscriber ceiling is approximately 105% of goal with achievement at or above that level resulting in 200% payout of component. The Adjusted EBITDA floor is approximately 90% attainment of goal with achievement below that level resulting in no payout for the component and the Adjusted EBITDA ceiling is approximately 110% attainment with achievement at or above that level resulting in 200% payout of the component.

Qualified Retirement Plan

We offer a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003, to provide an annual retirement benefit. As of December 31, 2011, we had 841 active full-time employees, of which 263 were covered by the Pension Plan. We believe that the Pension Plan is a valuable benefit in the retention of our experienced workforce. Of the NEOs, Mr. McAvoy is a participant in the Pension Plan and Messrs. Moneymaker and Berry were participants in the Pension Plan through the date of the Business Separation.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. Of the NEOs, Mr. Moneymaker was the only active participant in the SERP through the date of the Business Separation. The SERP participation benefit is provided in these NEO’s employment agreements. The SERP is a non-qualified, unfunded retirement plan that is provided primarily for the purpose of providing our NEOs with retirement benefits for the portion of their salary in excess of $245,000 which is not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit.

Change of Control Payments

The employment agreements with our NEOs provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” below. We believe that by providing our NEOs with this change of control protection, we allow our senior management to focus on maximizing stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired shortly after accepting an employment offer.

Severance Arrangements with our NEOs

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” below. We believe that companies should provide reasonable severance benefits to employees. With respect to our NEOs, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should economically separate us from the former executive as soon as practicable.

Compensation Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board of Directors implemented a Compensation Recoupment Policy in December 2009. The Compensation Recoupment Policy provides that the Board of Directors has the authority to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity-based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction.

Perquisites and Other Benefits

We annually review any perquisites that our Chief Executive Officer and the other NEOs may receive. The Committee obtained and reviewed a list of perquisites and their prevalence in the market from the Consultant and determined that no changes to the perquisites and benefits provided by us to the NEOs would be necessary for 2011. We provide each of our NEOs with a vehicle allowance, which we believe is consistent with the practice of our competitors. We also offer our Chief Executive Officer reimbursement for dues and membership to a local country club so that he has an appropriate venue for business meetings, an appropriate entertainment forum for customers, and appropriate interaction with the community. To that extent, we paid the annual country club dues for Mr. Hyde in 2011. We annually review our perquisite offerings to the NEOs and make changes, if necessary, primarily based on prevalence within our peer group.

In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other NEOs with the same benefit package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance; and

•	Participation in NTELOS Inc.’s Savings and Security Plan (401(k) plan), including Company match.

We also provide the retirement and change of control benefits described above.

Stock Ownership Guidelines

Our Board of Directors implemented stock ownership guidelines for our executive officers initially in August 2006 to emphasize the link between officers and the long-term interests of our stockholders and to enhance our image by openly communicating to investors, market analysts and the public that officer interests are tied directly to our long-term success through personal capital investment in our Common Stock. In August 2011, the Board of Directors revised the stock ownership guidelines so that they generally require that each executive own a minimum number of shares of our Common Stock having a value equal to a multiple of the executive’s current base salary (as calculated below). The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer, three times annual base salary for our Executive Vice Presidents and two times annual base salary for our Senior Vice Presidents. The value of the following equity is counted toward compliance with the guidelines: shares owned (e.g., shares obtained upon vesting of restricted stock, shares obtained upon option exercise, shares purchased in the open market, shares held in the Company’s defined contribution plan, etc.); shared ownership (e.g., shares owned or held in trust by immediate family); unvested restricted stock; and “in the money” value of unexercised stock options. Each NEO generally has three years from the later of August 31, 2011, and his hire or promotion date to meet the guidelines.

The value of the Common Stock is calculated as the average of the closing Common Stock price on NASDAQ for the trading days in the 30-calendar day period immediately preceding any computation. Each executive officer must maintain the minimum value of equity ownership provided in these stock ownership guidelines.

The Nominating and Governance Committee reviews these stock ownership guidelines periodically and, if changes are deemed appropriate, submits such recommended changes to the Board of Directors for consideration and approval.

As of March 5, 2012, each of our current NEO’s actual and required beneficial ownership (determined in accordance with the ownership guidelines) is as follows:

Name	Vested and Unvested shares of Common Stock held (#)	Value of vested and unvested shares of Common Stock held ($)(1)	Intrinsic Value of “in the money” options held ($)(1)	Minimum value of Common Stock required to be held ($)	Hold level deadline
James A. Hyde(2)	138,090	$3,298,970	$758,150	$3,250,000	ongoing
Stebbins B. Chandor Jr.(3)	36,934	882,353	163,305	1,055,700	9/9/2014
Conrad J. Hunter(4)	57,187	1,366,197	71,149	1,082,094	ongoing
Brian J. O’Neil(5)	22,717	542,709	78,260	561,600	ongoing
Robert L. McAvoy Jr.(6)	30,555	729,959	81,263	472,746	ongoing

(1)	Values calculated based on the average of the closing Common Stock price on NASDAQ for the 30-day period immediately preceding March 5, 2012.
(2)	Because Mr. Hyde has met the applicable ownership guidelines, he is required to continue to comply with such level going forward.
(3)	Mr. Chandor commenced employment with the Company on September 9, 2011.
(4)	Because Mr. Hunter has met the applicable ownership guidelines, he is required to continue to comply with such level going forward.
(5)	Because Mr. O’Neil has met the applicable ownership guidelines, he is required to continue to comply with such level going forward.
(6)	Because Mr. McAvoy has met the applicable ownership guidelines, he is required to continue to comply with such level going forward.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee

Timothy G. Biltz (Chairperson)
Daniel J. Heneghan
Michael Huber

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, Messrs. Biltz, Heneghan and Huber and Ms. North served as members of the Compensation Committee. No member of the Compensation Committee was an employee of NTELOS during the last fiscal year or an officer of NTELOS in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities. Mr. Huber and Ms. North serve on the Board of Directors of Lumos, see below regarding transactions with Lumos.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction is approved by the disinterested members of the Board of Directors, or the transaction involves compensation approved by our Compensation Committee.

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions.

As previously disclosed, in connection with the Business Separation, we entered into the following agreements with Lumos each dated October 31, 2011: a Separation and Distribution Agreement and related ancillary agreements including an employee matters agreement, a tax matters agreement, a transition services agreement and intellectual property agreements. These agreements generally have terms up to two years. The services under the transition services agreement include the following: cash management and other treasury services; administrative services such as legal, regulatory, tax, employee benefit administration, internal audit, purchasing, accounting, information technology and human resources; network monitoring; executive oversight; equity-based compensation plan administration; and insurance coverage. Under the transition services agreement, we and Lumos pay fees to each other for the services provided, which generally are intended to allow the party providing the service to recover all of its direct and indirect costs. Also, we entered into commercial service agreements with Lumos pursuant to which Lumos will purchase certain wireless services and lease facility space from us and we will lease facility space, purchase high capacity circuits and other services from Lumos. These commercial service agreements have terms that generally extend from two to five years and, in certain circumstances, may be terminated earlier by us or Lumos. All of the foregoing agreements were negotiated and entered into while Lumos was our wholly owned subsidiary and approved by our Board of Directors which following the Business Separation includes several directors of Lumos. Messrs. Felsher, Huber and Hyde currently serve on the Board of Directors of Lumos and Messrs. Guth and Vaughn and Ms. North resigned from our Board of Directors to serve on the Board of Directors of Lumos. Mr. Moneymaker resigned as our CFO to be the President of Lumos and Mr. Berry resigned to become an executive of Lumos. Mr. Hyde serves as the CEO of Lumos on a transitional basis. Relative to the Quadrangle Entities’ holdings of our common stock, the Quadrangle Entries hold an comparable percentage of the outstanding shares of Lumos, and have comparable rights to designate directors of Lumos.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James A. Hyde	2011	$612,500	$—	$935,230	$680,990	$475,300	$—	$23,126	$2,727,146
President and Chief Executive	2010	575,000	57,500	999,699	—	492,085	—	17,536	2,141,820
Officer	2009	385,284	1,378,750	2,040,188	2,203,335	—	—	38,614	6,046,171

Stebbins B. Chandor, Jr.(7) Executive Vice President, Chief Financial Officer and Treasurer	2011	105,705	—	597,050	347,182	63,423	—	16,519	1,129,879

Conrad J. Hunter	2011	348,925	—	198,764	198,095	156,765	—	33,390	935,939
Executive Vice President and Chief Operating Officer	2010	246,064	14,764	966,549	173,318	89,174	—	143,031	1,632,900

Brian J. O’Neil(8) Senior Vice President, General Counsel and Secretary	2011	85,667	—	362,093	252,972	42,833	—	142	743,707

Robert L. McAvoy, Jr.(9) Senior Vice President—Engineering and Operations	2011	226,184	—	63,834	59,670	98,797	108,037	25,442	581,964

Former Executive Officers(10):
Michael B. Moneymaker	2011	290,275	—	395,940	245,769	—	—	10,382	942,366
Executive Vice President and Chief	2010	332,121	19,927	774,615	270,300	170,538	223,056	207,492	1,998,049
Financial Officer, Treasurer and Secretary	2009	304,465	—	326,739	101,409	—	175,467	198,703	1,106,783

Frank L. Berry Executive Vice President and President—Wireline	2011	209,372	—	198,763	198,107	—	—	10,035	616,277
	2010	228,490	13,709	386,233	183,391	143,565	66,503	27,492	1,049,383
	2009	196,801	—	238,110	97,476	—	29,549	27,663	589,599

(1)	Each of the NEOs has an employment agreement with us that sets forth his respective minimum base salary, which is subject to annual adjustments as determined by the Committee. The Committee’s practice is to adjust compensation for each NEO and all other employees in April of each year, which allows for consideration of audited financial results and approved short-term and long-term incentive grants.

During 2011, Messrs. Hunter, McAvoy, Moneymaker and Berry participated in the NTELOS Inc. Savings and Security Plan (the “401(k) Plan”). The 401(k) Plan allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) Plan up to the IRS maximum of $16,500 for 2011. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch-up contribution, up to the IRS maximum of $5,500 for 2011. The tax-deferred 401(k) contributions for our NEOs were the following for 2011: $22,000 for Mr. Hunter; $10,066 for Mr. McAvoy, Jr.; $22,000 for Mr. Moneymaker; and $16,500 for Mr. Berry.

(2)	The values for each year represent the aggregate grant date fair value of stock awards granted during each respective year computed in accordance with FASB ASC 718, Share-Based Payment. For a discussion of the assumptions used in determining the compensation cost associated with these stock awards, see note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	The values for each year presented were computed in accordance with FASB ASC 718 and represent the aggregate grant date fair value related to stock options that were granted to the NEOs during each respective year. For a discussion of the assumptions used in determining the compensation cost associated with option awards, see note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	The values for 2011 represent the cash bonus paid to each NEO in connection with our annual short-term incentive plan. For Mr. Hyde, the Company performance achievement percentage was 77.6%. For Messrs. Chandor and O’Neil, the Company performance achievement percentage was 100%. For Messrs. Hunter and McAvoy, the Company performance achievement percentage was 83.2%. The individual performance percentage for Messrs. Hyde, Chandor and O’Neil was 100%, for Mr. Hunter was 90% and for Mr. McAvoy was 105%, in each case as approved by the Committee. Messrs. Moneymaker and Berry were no longer employed by the Company following the Business Separation and, consequently, were not eligible for a short-term incentive plan payment from the Company. For further details on our annual short-term incentive plan, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis beginning on page 24.

(5)	The 2011 values consist entirely of the change in the value of accumulated pension benefits for the qualified and non-qualified pension plans. For the participating NEOs, the values are based on the earliest date at which there is no early retirement reduction. The separate values for each NEO and each plan are as follows:

•	for Mr. McAvoy the table includes $108,037, representing the change in value under the qualified pension plan;

•

for Mr. Moneymaker, through October 31, 2011, the date of the consummation of the Business Separation, the change in value under the qualified pension plan was a decrease of $17,605, and the change in value under the non-qualified pension plan was a decrease of $131,168; and

•	for Mr. Berry, through October 31, 2011, the date of the consummation of the Business Separation, the change in value under the qualified pension plan was a decrease of $12,639.

(6)	Included in “All Other Compensation” for 2011 are the following elements that exceed $10,000 and perquisites required to be reported:

•	Perquisites totaling more than $10,000 in the aggregate for Messrs. Hyde, Chandor, and Hunter, inclusive of the following:

•

automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement up to 10,000 miles and personal property tax reimbursement ($12,436 for Mr. Hyde; $2,647 for Mr. Chandor and $10,218 for Mr. Hunter);

•	country club dues and fees to foster business relationships in the amount of $6,552 for Mr. Hyde;

•	relocation expenses in the amount of $13,873 for Mr. Chandor and $9,626 for Mr. Hunter; and

•	premium payments on external life insurance policies in accordance with each NEO’s employment agreement.

(7)	Mr. Chandor joined the Company on September 9, 2011, and was appointed Chief Financial Officer on October 31, 2011.
(8)	Mr. O’Neil joined the Company on September 2, 2011.
(9)	Mr. McAvoy was appointed as an executive officer on October 31, 2011, in connection with the Business Separation.
(10)	The executive officers’ employment with the Company was terminated as of October 31, 2011, in connection with the Business Separation.

Grants of Plan-Based Awards*

Name	Grant Date										All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)			Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)		Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
James A. Hyde	2/28/2011	$		$		$		$	$	$	35,184	(2)(3)			$			$683,273	(2)
	2/28/2011												158,739	(2)(3)		19.42	(2)	680,990	(2)
	10/31/2011										13,247	(2)(3)						251,957	(4)
	2/28/2011		306,250		612,500		2,450,000

Stebbins B. Chandor, Jr.	9/9/2011										26,515	(5)						597,050
	9/9/2011												84,454	(5)		22.52	(5)	347,182
	9/9/2011		31,712		63,423		253,692

Conrad J. Hunter	2/28/2011										8,290	(3)						198,764
	2/28/2011												37,406	(3)		23.98	(3)	198,095
	2/28/2011		104,678		209,355		837,420

Brian J. O’Neil	9/2/2011										16,066	(6)						362,093
	9/2/2011												58,381	(6)		23.07	(6)	252,972
	9/2/2011		21,417		42,833		171,332

Robert L. McAvoy, Jr.	2/28/2011										2,662	(3)						63,834
	2/28/2011												11,266	(3)		23.98	(3)	59,670
	2/28/2011		56,546		113,092		452,368

Former Executive Officers:
Michael B. Moneymaker
	2/28/2011										12,698	(7)						246,595
	2/28/2011												57,289	(7)		19.42	(7)	245,769
	10/31/2011										7,852	(4)(7)						149,345

Frank L. Berry	2/28/2011										10,235	(8)						198,763
	2/28/2011												46,179	(8)		19.42	(8)	198,107

*	With the exception of Messrs. Hyde, Moneymaker and Berry, the share numbers and option exercise prices presented in the table have been adjusted to reflect the share numbers and option exercise prices in respect of the Company’s equity immediately following the Business Separation.

(1)	Our performance achievement percentages for the 2011 TIP under our 2010 Equity and Cash Incentive Plan (the “Equity Plan”) for corporate and wireless were 77.6% and 83.2%, respectively. The individual performance percentages were: 100% for Messrs. Hyde, Chandor, and O’Neil, 90% for Mr. Hunter and 105% for Mr. McAvoy. Therefore, on March 14, 2012, we made the following cash payouts to our NEOs: $475,300 for Mr. Hyde; $63,423 for Mr. Chandor; $156,765 for Mr. Hunter; $42,833 for Mr. O’Neil; and $98,797 for Mr. McAvoy. Messrs. Moneymaker and Berry were no longer employed by the Company following the Business Separation and, consequently, were not eligible for a short-term incentive plan payment from the Company. For further information on the Company performance achievement percentages and individual performance percentages for the 2011 TIP, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis included herein.
(2)	Share numbers and option exercise prices presented in the table are the actual number of shares and option exercise prices represented by the corresponding awards on the grant date. In connection with the Business Separation, Mr. Hyde’s awards were automatically divided into awards at the Company and at Lumos, pursuant to the terms of that certain Employee Matters Agreement between the Company and Lumos. Immediately following the Business Separation, the portion of awards reflected in the table above that remained at the Company were as follows: 23,932 shares of restricted common stock of the Company and 77,467 options to purchase shares of the Company’s common stock with an adjusted exercise price of $23.98, and the portion of awards reflected in the table above that converted into equity awards of Lumos were as follows: 23,932 shares of restricted common stock of Lumos and 77,378 options to purchase shares of common stock of Lumos with an exercise price of $15.33.
(3)	On February 28, 2011, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved restricted stock and stock option grants under the Equity Plan. The closing stock price on the date of the grant, which also represents the fair value of the restricted stock awards, was $19.42 per share and the Black-Scholes grant date fair value of the option awards was approximately $4.29 per share. On the grant date, Mr. Hunter was granted 10,235 shares of restricted stock and 46,179 stock options; and Mr. McAvoy was granted 3,287 shares of restricted stock and 13,909 stock options.
(4)	The closing stock price on the date of the grant, which also represents the fair value of the restricted stock awards, was $19.02 per share.

(5)	In connection with the commencement of his employment on September 9, 2011, Mr. Chandor was granted 104,259 stock options and 32,733 shares of restricted stock. The closing stock price on the date of the grant, which also represents the fair value of the restricted stock awards, was $18.24 per share and the Black-Scholes grant date fair value of the option awards was approximately $3.33 per share.
(6)	In connection with the commencement of his employment on September 2, 2011, Mr. O’Neil was granted 70,072 stock options and 19,384 shares of restricted stock. The closing stock price on the date of the grant, which also represents the fair value of the restricted stock awards, was $18.68 per share and the Black-Scholes grant date fair value of the option awards was approximately $3.51 per share.
(7)	Share numbers and option exercise prices presented in table are the actual number of shares and option exercise prices represented by the corresponding awards on the grant date. In connection with the Business Separation, Mr. Moneymaker’s awards were automatically converted into awards of Lumos, pursuant to the terms of Employee Matters Agreement referenced above. Immediately following the Business Separation, no awards reflected in the table above remained at the Company, and such awards converted into 16,646 shares of restricted common stock of Lumos and 46,406 options to purchase shares of common stock of Lumos with an exercise price of $15.33.
(8)	Share numbers and option exercise prices presented in the table are the actual number of shares and option exercise prices represented by the corresponding awards on the grant date. In connection with the Business Separation, Mr. Berry’s awards were automatically converted into awards of Lumos, pursuant to the terms of Employee Matters Agreement referenced above. Immediately following the Business Separation, no awards reflected in the table above remained at the Company, and such awards converted into 8,290 shares of restricted common stock of Lumos and 37,406 options to purchase shares of common stock of Lumos with an exercise price of $15.33.

As described in the “Annual Short-Term Incentive Compensation” section of the Compensation Discussion and Analysis, our Company performance was measured and weighted based on the following two factors for 2011, as determined by management and approved by the Committee: (1) Adjusted EBITDA, 50% and (2) revenue, 50%. Our 2011 plan focused primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our NEOs, depending on their job function.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards									Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

James A. Hyde	79,819	(1)	79,819	(1)	—	$21.66	3/30/2019	—		$—	—	$—
	57,090	(2)	57,091	(2)	—	21.60	12/17/2019	—		—	—	—
	—		77,467	(3)	—	23.98	2/28/2021	—		—	—	—
	—		—		—	—	—	12,088	(4)	246,353	—	—
	—		—		—	—	—	27,336	(5)	557,108	—	—
	—		—		—	—	—	12,303	(6)	250,735	—	—
	—		—		—	—	—	8,202	(7)	167,157	—	—
	—		—		—	—	—	6,562	(8)	133,734	—	—
	—		—		—	—	—	17,386	(9)	354,327	—	—
	—		—		—	—	—	6,546	(10)	133,407	—	—

Stebbins B. Chandor, Jr.	—		84,454	(11)	—	22.52	9/9/2021	—		—	—	—
	—		—		—	—	—	18,561	(12)	378,273	—	—

Conrad J. Hunter	8,100	(13)	24,301	(13)	—	23.20	4/12/2020	—		—	—	—
	—		37,406	(3)	—	23.98	2/28/2021	—		—	—	—
	—		—		—	—	—	21,601	(14)	440,228	—	—
	—		—		—	—	—	9,540	(6)	194,425	—	—
	—		—		—	—	—	8,290	(9)	168,950	—	—

Brian J. O’Neil	—		58,381	(15)	—	23.07	9/2/2021	—		—	—	—
	—		—		—	—	—	11,247	(16)	229,214	—	—

Robert L. McAvoy, Jr.	7,290		—		—	22.40	3/5/2017	—		—	—	—
	5,467	(17)	1,823	(17)	—	26.32	3/3/2018	—		—	—	—
	3,644	(18)	3,645	(18)	—	22.25	3/2/2019	—		—	—	—
	3,481	(19)	10,466	(19)	—	21.53	3/1/2020	—		—	—	—
	—		11,266	(3)	—	23.98	2/28/2021	—		—	—	—
	—		—		—	—	—	2,835	(20)	57,777	—	—
	—		—		—	—	—	2,925	(21)	59,612	—	—
	—		—		—	—	—	5,134	(6)	104,631	—	—
	—		—		—	—	—	2,497	(9)	50,889	—	—
	—		—		—	—	—	165	(22)	3,363	—	—

Former Executive Officers:
Michael B. Moneymaker	—		—		—	—	—	—		—	—	—

Frank L. Berry	—		—		—	—	—	—		—	—	—

(1)	The stock options granted on March 30, 2009, vest as follows: 25% on each of March 30, 2010, 2011, 2012 and 2013.
(2)	The stock options granted on December 17, 2009, vest as follows: 25% on each of December 17, 2010, 2011, 2012 and 2013.
(3)	The stock options granted on February 28, 2011, vest as follows: 25% on each of February 28, 2012, 2013, 2014 and 2015.
(4)	The restricted stock awards granted on March 30, 2009, vest one-third on each of March 30, 2011, 2012 and 2013.
(5)	The restricted stock awards granted on December 17, 2009, vest on December 17, 2012.
(6)	The restricted stock awards granted on December 7, 2010, in association with the KERP vest on October 31, 2013.
(7)	The restricted stock awards granted on December 7, 2010, as a separation incentive bonus vest October 31, 2012.
(8)	The restricted stock awards granted on December 7, 2010, in association with the KERP and which contain certain performance requirements vest on October 31, 2013.
(9)	The restricted stock awards granted on February 28, 2011, as annual long-term incentive awards vest on February 28, 2014.
(10)	The restricted stock awards granted on October 31, 2011, as a separation incentive bonus vest October 31, 2012.
(11)	The stock options granted on September 9, 2011, vest as follows: 25% on each of September 19, 2012, 2013, 2014 and 2015.

(12)	The restricted stock awards granted on September 9, 2011, vest as follows: 30% on December 31, 2011, 30% on September 9, 2012, and 20% on each of September 9, 2013 and 2014.
(13)	The stock options granted on April 12, 2010, vest as follows: 25% vest on each of April 12, 2011, 2012, 2013 and 2014.
(14)	The restricted stock awards granted on April 12, 2010, vest one-third on each of April 12, 2011, 2012 and 2013.
(15)	The stock options granted on September 2, 2011, vest as follows: 25% on each of September 2, 2012, 2013, 2014 and 2015.
(16)	The restricted stock awards granted on September 2, 2011, vest as follows: 30% on each of December 31, 2011 and 2012, 20% on December 31, 2013, and 20% on September 2, 2014.
(17)	The stock options granted on March 3, 2008, vest as follows: 25% on each of March 3, 2009, 2010, 2011 and 2012.
(18)	The stock options granted on March 2, 2009, vest as follows: 25% on each of March 2, 2010, 2011, 2012 and 2013.
(19)	The stock options granted on March 1, 2010, vest as follows: 25% on each of March 1, 2011, 2012, 2013 and 2014.
(20)	The restricted stock awards granted on March 2, 2009, vest on March 2, 2012.
(21)	The restricted stock awards granted on March 1, 2010, vest on March 1, 2013.
(22)	The restricted stock awards granted on February 28, 2011, as a short-term discretionary bonus vest on February 28, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James A. Hyde	—	$—	24,462	$452,547
Stebbins B. Chandor, Jr.	—	$—	7,954	162,103
Conrad J. Hunter	—	$—	13,333	247,327
Brian J. O’Neil	—	$—	4,819	98,211
Robert L. McAvoy, Jr.	—	$—	5,082	96,907

Former Executive Officers:
Michael B. Moneymaker	—	$—	10,095	193,495
Frank L. Berry	—	$—	6,687	128,332

(1)	Represents vested stock for which restrictions have lapsed.
(2)	Value based on the closing price of NTELOS common stock on the day before restrictions lapsed. Vested shares are subject to retention under NTELOS’s security ownership guidelines.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)
James A. Hyde	Revised Retirement Plan for Employees of NTELOS Inc.(2)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A
Stebbins B. Chandor, Jr.	Revised Retirement Plan for Employees of NTELOS Inc.(2)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A
Conrad J. Hunter	Revised Retirement Plan for Employees of NTELOS Inc.(2)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A
Brian J. O’Neil	Revised Retirement Plan for Employees of NTELOS Inc.(2)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A
Robert L. McAvoy, Jr.	Revised Retirement Plan for Employees of NTELOS Inc.(2)	12	321,526	—
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A
Former Executive Officers(4)(5):
Michael B. Moneymaker	Revised Retirement Plan for Employees of NTELOS Inc.(2)	16	438,019	—
	Supplemental Executive Retirement Plan(3)	16	819,413	—
Frank L. Berry	Revised Retirement Plan for Employees of NTELOS Inc.(2)	13	270,298	—
	Supplemental Executive Retirement Plan(3)	N/A	N/A	N/A

(1)	The present value of accrued benefits under the Revised Retirement Plan for Employees of NTELOS Inc. (the “Pension Plan”) and the Executive Supplemental Retirement Plan (“SERP”) are as of December 31, 2011, except for Messrs. Moneymaker and Berry, for which the present value of accrued Pension Plan and SERP benefits are as of October 31, 2011, the date on which the Business Separation was consummated. For a discussion of the assumptions used in quantifying the present value of the current accrued benefit, see note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	We offer a qualified pension plan, the Pension Plan, for all employees hired before October 1, 2003, to provide an annual retirement benefit. Messrs. Berry and Moneymaker were participants in the Pension Plan prior to the Business Separation, and the continuation of this plan is a condition of each participating NEO’s employment agreement. Messrs. Hyde, Chandor, Hunter and O’Neil are not eligible to participate in the Pension Plan as they were hired after October 1, 2003. The Pension Plan is funded entirely by Company contributions and there is a five-year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with us and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under our 401(k) plan and/or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $245,000 for 2011, is taken into account for Pension Plan purposes.

A NEO may elect early retirement any time after age 55 and the completion of five years of service. As of December 31, 2011, no continuing executive officer who is an NEO was eligible for such early retirement. If a NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit. The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage That Applies to Compensation in Excess of Covered Compensation	Participants with at Least 25 Years of Service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). The present value of accumulated benefits in the Pension Benefits Table above has been computed assuming the NEOs will retire and the benefits will commence when they meet the Rule of 85 at the following dates: January 1, 2026 for Mr. McAvoy.

(3)	In addition to the Pension Plan, we provide the SERP to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. Prior to the Business Separation, Mr. Moneymaker was the only participant in the SERP. The SERP benefit was provided in Mr. Moneymaker’s employment agreement. The SERP Plan is a non-qualified, unfunded retirement plan and there is a seven-year cliff vesting period. The SERP benefit is calculated by multiplying the NEO’s monthly highest average compensation over a consecutive five-year period of employment with us by the applicable percentage based on the NEO’s years of service (the “SERP Benefit Percentage(s)”), less the monthly retirement annuity payable under the Pension Plan, the monthly benefit payable to the NEO at age 62 under the Federal Social Security Act, the monthly benefit that would be payable to the NEO based on the employer-provided benefit under the 401(k) Plan and the monthly benefit calculated in connection with the lump sum distributions paid as of December 31, 2004, upon liquidation of the SERP Plan that was adopted March 22, 1982 (the “Old SERP Plan”), and May 2, 2005, in connection with our acquisition of NTELOS Inc.

At October 31, 2011, the vested SERP Benefit percentage for Mr. Moneymaker, our only participating NEO at such time, was 54.5%. Following the Business Separation, no current executive officer who is an NEO is a participant in the SERP. In connection with the Business Separation, the Company transferred benefit obligations associated with the SERP into a new SERP plan for Lumos Networks.

(4)	Reflects present value of accumulated benefits through the consummation of the Business Separation.
(5)	Years of service calculated as of the Business Separation date for former executive officers.

Change in Control and Severance Arrangements

Change in Control Arrangements

The employment agreements with each of our NEOs, other than Mr. McAvoy, provide these NEOs with change in control protection. A “change in control” is defined in each of such NEO’s employment agreements to mean any of the following events, except that a change in control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with the Quadrangle Entities and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 51% of the combined voting power of the then-outstanding securities, or our stockholders approve a merger, consolidation or reorganization between us and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization of the Quadrangle Entities and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of our then-outstanding securities:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than fifty-one percent (51%) of the combined voting power of the then-outstanding securities;

•

consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all our assets (a “Transaction”), other than a Transaction that would result in our voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of our then-outstanding securities or such surviving or purchasing entity;

•	our stockholders approve a plan of complete liquidation for us and such liquidation is consummated;

•

except for the employment agreements of Messrs. Chandor and O’Neil (for which the following does not apply), a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination, spin-off or otherwise) (a “Sale”) of a “Material Line of Business” (as defined in each of the respective employment agreements, other than the employment agreements of Messrs. Chandor and O’Neil) (other than any such Sale to the Quadrangle Entities or their affiliates, related funds and co-investors), except that with respect to this provision, there shall only be a “change in control” with respect to a NEO who is employed at such time in such Material Line of Business (whether full or part-time), and the NEO does not receive an offer for “comparable employment” with the purchaser and the NEO’s employment is terminated by us or any of our affiliates no later than six months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (1) the NEO’s base salary and target incentive payments are not reduced in the aggregate; (2) the NEO’s job duties and responsibilities are not diminished (but a reduction in our size as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than us, shall not alone constitute a diminution in the NEO’s job duties and responsibilities); (3) the NEO is not required to relocate to a facility more than 50 miles from the NEO’s principal place of employment at the time of the Sale; and (4) the NEO is provided benefits that are comparable in the aggregate to those provided to the NEO immediately prior to the Sale; or

•

during any period of 12 consecutive months commencing on February 13, 2006, the individuals who constituted our Board of Directors as of February 13, 2006, and any new director who either (1) was elected by our Board or nominated for election by our stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors as of February 13, 2006, or whose election or nomination for election was previously so approved or (2) was appointed to the board pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the board.

In the event of the occurrence of both (1) a change in control and (2) a concurrent termination of an NEO by the Company without cause or by the NEO for good reason in accordance with his employment agreement, and assuming these events took place on December 31, 2011, each of our NEOs will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer	Cash and Other Benefits(1) ($)	Accelerated Vesting of Outstanding Unvested Shares(2) ($)	Accelerated Vesting of Unexercisable Stock Options(3) ($)	Total(4) ($)
James A. Hyde	$3,059,696	$1,842,821	—	$4,902,517
Stebbins B. Chandor, Jr.	1,182,825	378,273	—	1,561,098
Conrad J. Hunter	1,355,095	803,604	—	2,158,699
Brian J. O’Neil	907,370	200,030	—	1,107,400
Robert L. McAvoy, Jr.	677,284	276,271	—	953,555
Former Executive Officers(5):
Michael B. Moneymaker	—	—	—	—
Frank L. Berry	—	—	—	—

(1)	These payments include the present value of the following payments and benefits: (a) termination payment; (b) non-compete payment; (c) TIP payment for the severance period; (d) continued participation in our welfare benefit plans during the termination period; (e) participation in our post-retirement medical and life insurance benefits plan, regardless of whether the NEOs are otherwise eligible to participate in such plan; (f) accrued pension benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination; and (g) SERP lump sum payment, if applicable, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage, which reduces the 50% early commencement reduction based on the number of years of service each participating NEO has achieved toward receiving a full benefit.
(2)	Represents the number of accelerated restricted shares multiplied by the market price per share on December 30, 2011 of $20.38. For details on each NEO’s unvested restricted stock outstanding as of December 31, 2011, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(3)	Includes the value of 100% of each NEO’s unexercisable stock options at the market price per share on December 30, 2011 of $20.38, less the required exercise payment price per share. No value was assigned to 446,117 stock options held by our NEOs which would vest in this scenario because the strike price of the accelerated stock options was greater than the market price per share on December 30, 2011. For details on each NEO’s unexercisable stock options outstanding as of December 31, 2011, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(4)	In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.
(5)	The employment of each of Messrs. Moneymaker and Berry with the Company was terminated as of October 31, 2011, in connection with the Business Separation. In connection with these executives’ separation from the Company, neither executive was entitled to receive any payments from the Company, and the Company did not make any payments to either executive, and such separation from the Company did not trigger the acceleration of vesting of either executive’s equity awards.

In the event that there is a change in control and an NEO, other than Mr. McAvoy, is still employed by us at such time, the term of such NEO’s employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change in control. Upon the occurrence of a change in control and such NEO remains employed by us, and assuming the change in control took place on December 31, 2011, each such NEO will continue to be entitled to receive the compensation provided for under the terms of such NEO’s employment agreement in accordance therewith.

Severance Arrangements

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his or her death. In addition, we may terminate the NEO’s employment if he or she becomes disabled. We may also terminate the NEO’s employment for any other reason with or without “cause” (as defined in the employment agreement). The NEO may terminate his employment upon prior written notice of at least 60 days. If the NEO terminates his employment for “good reason” (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by us.

If the NEO’s employment is terminated for any reason, the NEO is entitled to receive (1) earned and unpaid base salary to the date of termination; (2) unreimbursed business and entertainment expenses; and (3) unreimbursed medical, dental and other employee benefit expenses to which he is entitled pursuant to the applicable employee benefit plans. If the NEO suffers a disability and his employment is terminated by the Company in connection therewith, the NEO also will be entitled to receive a pro rata portion of his bonus payments from the TIP for that year. If the NEO is terminated, other than for cause, or if he terminates his employment for good reason, the NEO is entitled to receive (1) a percentage of his base salary (50% for Messrs. Hyde, Chandor, O’Neil and Moneymaker and 40% for Messrs. Berry and Hunter for 24 months and 75% for Mr. McAvoy for 12 months); (2) a lump sum, determined on a net present value basis, equal to two times (one times for Mr. McAvoy) the full bonus potential under the TIP for the year of the termination; (3) continued participation in the employee welfare benefit plans (other than disability and life insurance) for 24 months; and (4) other than Mr. McAvoy, post-retirement medical benefits, regardless of whether such NEO is otherwise eligible for them, under our post-retirement medical benefit plan. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, we will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If the NEO dies while still an employee, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP for that year, and the death benefits under our employee benefit plans will be paid to the NEO’s beneficiaries.

In addition, if the NEO is terminated without cause or if he or she terminates his or her employment for good reason, the remaining unvested portion of the restricted shares of Common Stock owned by such NEO (except for the shares granted to Mr. Hyde on March 30, 2009, and the shares granted on December 7, 2010) will vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination. The restricted shares granted to Mr. Hyde on March 30, 2009, do not contain accelerated vesting provisions in this case. The remaining unvested portion of the restricted shares of Common Stock granted on December 7, 2010, will immediately vest.

In the event we terminate the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change in control, then the NEO’s entire stock option and restricted stock awards will fully vest and become exercisable immediately prior to such NEO’s termination date. A NEO’s employment will be considered to have been terminated “in contemplation of” a change in control only if we make a public announcement or file a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change in control and a NEO’s employment is terminated by us without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board of Directors, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

For each of our NEOs other than Mr. McAvoy, any benefits payable or to be provided under the employment agreements for such NEOs and any other payments from us or any affiliate would subject such NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow such NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of each NEO’s employment agreement and as consideration for the termination payments described above, during the NEO’s employment and for a period of 24 months thereafter (or, in the case of Mr. McAvoy, 12 months thereafter), which we refer to as the non-competition period, the NEO will (1) not compete, directly or indirectly, with us or any subsidiary or (2) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his or her base salary during the non-competition period, but only if we have terminated the NEO without cause, or if the NEO has terminated his or her employment for good reason. The applicable percentages are 60% for Messrs. Berry and Hunter, 50% for Messrs. Hyde, Chandor, O’Neil and Moneymaker and 25% for Mr. McAvoy. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any of our confidential or proprietary information at any time for any reason not connected to their employment with us.

The following table shows the estimated payments and benefits for each NEO under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2011, and the price per share of our Common Stock was $20.38 per share, the closing market price as of December 30, 2011.

Officer	Termination for Cause(a)(g)	Voluntary Termination(b)(g)	Retirement(c)(g)	Disability(e)(g)	Termination Without Cause or Termination by the NEO for Good Reason(f)(g)
James A. Hyde	$—	$—	$—	$2,563,368	$3,297,903
Stebbins B. Chandor, Jr.	—	—	—	1,853,964	1,182,825
Conrad J. Hunter	—	—	—	1,663,060	1,549,521
Brian J. O’Neil		—	—	1,833,557	907,370
Robert L. McAvoy, Jr.	224,965	224,965	224,965	2,654,005	859,563
Former Executive Officers:
Michael B. Moneymaker	—	—	—	—	—
Frank L. Berry	—	—	—	—	—
(a)	Includes the present value of accrued Pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.
(b)	Includes the present value of accrued Pension and SERP benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.
(c)	For each NEO, the amounts are equal to the voluntary termination scenario because no NEO is eligible for retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2011.
(d)

Includes the present value of the following payments and benefits: (1) accrued Pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction; (2) accrued SERP benefits payable to the surviving spouse, if applicable, which shall be payable over time in the form of an annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which amounts represent a 50% early benefit commencement reduction; (3) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which we pay the premiums and which is a benefit provided to all full-time employees; and (4) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.
(e)	Includes the present value of the following payments and benefits: (1) accrued Pension benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction; (2) accrued SERP benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination for those participating NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction; and (3) long-term disability coverage until age 65, which is a benefit provided for all full-time employees and which is a liability of our long-term disability provider. The net present value of the long-term disability coverage reported in the table would be reduced by the net present value of social security benefits beginning at age 55.
(f)	Includes the present value of the following payments and benefits: (1) termination payment; (2) non-compete payment; (3) TIP payment for the severance period; (4) continued participation in our welfare benefit plans during the termination period; (5) participation in our post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan; (6) accrued Pension benefit, if applicable, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction; (7) accrued SERP benefit, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above; and (8) the market value of shares of restricted stock held by our NEOs which vesting would be accelerated, as described above.
(g)	In addition to the payments included above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

AUDIT COMMITTEE REPORT

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Functions of the Audit Committee

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risks;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified independent registered public accounting firm.

The Audit Committee operates under a written charter. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the independent registered public accounting firm, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors. During the past year, the Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of three non-employee directors: Mr. Heneghan (Chairperson), Mr. Biltz and Mr. Elliott. The Board of Directors has determined that each member of the Audit Committee is “independent” as defined in each of Section 10A of the Exchange Act and the NASDAQ listing standards, and is financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that each of Messrs. Heneghan and Elliott is an “audit committee financial expert,” as defined by regulations promulgated by the SEC.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors, and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. The Board of Directors shall designate the Chairperson of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met six times during 2011. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following with respect to the year ended December 31, 2011:

Documents/Reports Review

1. Reviewed and discussed with our management our audited financial statements, management’s updates on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2. Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3. Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (The Auditor’s Communication With Those Charged with Governance), (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence with respect to NTELOS.

4. Approved all fees and other compensation paid to KPMG LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of KPMG LLP.

5. Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the completeness and accuracy of our financial statements.

Financial Reporting Process

6. In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7. Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

8. Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9. Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

10. Reviewed and discussed with management our major financial and operating risks and exposures, and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

11. Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to the audit of the effectiveness of internal control over financial reporting. In this regard, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Audit Committee

Daniel J. Heneghan (Chairperson)
Timothy G. Biltz
Jerry V. Elliott

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2—NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 20 to 47 of this proxy statement.

The Compensation Committee designs our compensation program for our named executive officers to reward the achievement of our short-term and long-term objectives. The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The Compensation Committee also selects and engages a third party compensation consultant to assist in developing compensation programs and determining annual executive compensation.

Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable. The Compensation Committee believes our compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, the other related tables and accompanying narrative, set forth on pages 20 to 47 of the proxy statement.”

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. We are providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that we will hold a non-binding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2012. We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2003. It is expected that a representative of KPMG LLP will be present at the 2012 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of damages other than the prevailing party’s actual and punitive damages.

The following is a description of the fees and expenses billed to us by KPMG LLP for the years ended 2011 and 2010.

	2011 ($)	2010 ($)
Audit fees	$541,150	$759,414
Audit-related fees	—	—
Tax fees	—	—
All other fees	143,431	185,000

Total	$684,581	$944,414

Audit Fees

Audit fees include fees and expenses paid by us to KPMG LLP in connection with the annual audit of our consolidated financial statements, KPMG LLP’s review of our interim financial statements, KPMG’s review of our Annual Report on Form 10-K and KPMG’s assessment of the effectiveness of the internal controls over our financial reporting. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit Related Fees

KPMG LLP did not perform any audit related services for us during the years ended December 31, 2011 and 2010.

Tax Fees

KPMG LLP did not perform any tax services for us during the years ended December 31, 2011 and 2010.

All Other Fees

All other audit fees for 2011 and 2010 include fees billed by KPMG LLP to us in connection with the audit of the 2008, 2009, 2010 and 2011 financial statements of the wireline business in connection with the Business Separation.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2012 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2012 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of NTELOS will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by November 22, 2012.

Further, our bylaws provide that for business to be properly brought before the 2013 Annual Meeting of Stockholders, other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, stockholders must deliver notice, which notice must be received by our Secretary or Assistant Secretary, no later than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement. For such business, other than director nominations, such stockholder’s notice shall set forth (1) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; (2) the name, business address and residential address, as they appear on the Company’s stock transfer books, of such stockholder proposing such business; (3) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice; (4) the class, series and number of shares of stock of the Company beneficially owned by the stockholder; and (5) any material interest of the stockholder in such business. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements. Requests should be directed to NTELOS Holdings Corp., 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.ntelos.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

Brian J. O’Neil
Senior Vice President, General Counsel and Secretary Waynesboro, Virginia

March 22, 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2012.

Vote by Internet • Go to www.envisionreports.com/NTLS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.							+

1.	Election of Directors:				For	Against	Abstain
	01 - Timothy G. Biltz	02 - Rodney D. Dir	2.	Approval of a non-binding advisory resolution approving the compensation of NTELOS’s named executive officers.	☐	☐	☐
	03 - Jerry V. Elliott	04 - Steven G. Felsher
	05 - Daniel J. Heneghan	06 - Michael Huber
	07 - James A. Hyde	08 - Ellen O’Connor Vos				For	Against	Abstain
	☐	Mark here to vote FOR all nominees	3.	Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as NTELOS’s independent registered public accounting firm for the year ending December 31, 2012.		☐	☐	☐
	☐	Mark here to WITHHOLD vote from all nominees
	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.	4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

01	02	03	04	05	06	07	08	The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
☐	☐	☐	☐	☐	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01FESD

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders whose stock is held in street name with a bank or broker must bring a copy of a statement from such bank or broker indicating your ownership of NTELOS common stock.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NTELOS HOLDINGS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NTELOS HOLDINGS CORP.

The undersigned stockholder(s) of NTELOS Holdings Corp., a Delaware corporation (“NTELOS”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for NTELOS’s 2012 Annual Meeting of Stockholders, and hereby appoints Stebbins B. Chandor Jr. and Brian J. O’Neil, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of NTELOS to be held at 9:00 a.m. (local time) on Tuesday, May 1, 2012, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to New York Life (the “Trustee”) for any shares held on your behalf in the Ntelos Savings and Security Plan. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in such plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 11:59 p.m. Eastern Time on April 26, 2012.

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders, whose stock is held in street name with a bank or broker, must bring a copy of a statement from such bank or broker indicating your ownership of NTELOS common stock. Each of Proposals 1, 2 and 3 are being proposed by NTELOS.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)